UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
INGERSOLL RAND INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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PRELIMINARY PROXY STATEMENT ― SUBJECT TO COMPLETION DATED APRIL 6, 2021

800-A Beaty Street
Davidson, North Carolina 28036
April  , 2021
Dear Stockholders:
You are cordially invited to attend the 2021 Annual Meeting of Stockholders of Ingersoll Rand Inc. (the “Annual Meeting”) to be held on Wednesday, June 16, 2021 at 2:00 p.m., Eastern Daylight Time. The Annual Meeting will be held in a virtual meeting format only and will be conducted via live audio webcast. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/IR2021. To participate in the meeting, you must have your sixteen-digit control number that is shown on your Notice of Internet Availability of Proxy Materials or on your proxy card if you elected to receive proxy materials by mail. You will not be able to attend the Annual Meeting in person.
Governance Proposals that would Expand Your Rights as a Stockholder
This year we have a number of unique and important matters to address at our annual meeting. Following our transformative merger with the Industrials business of Ingersoll-Rand plc, our Board of Directors and the Nominating and Corporate Governance Committee of our Board of Directors evaluated our corporate governance practices. They took into consideration the views held by the investment community as to governance best practices and our commitment to re-energizing our focus around environmental, social and governance initiatives. As a result of this evaluation, we have several proposals on the ballot that would result in our corporate governance being more aligned with investment community best practices and expand the rights of our stockholders. These include amendments to our certificate of incorporation that would:
•	de-classify our Board of Directors and provide for the annual election of all of our directors;
•	eliminate the requirement for a supermajority vote of our stockholders to amend our certificate of incorporation; and
•	eliminate the requirement for a supermajority vote of our stockholders to amend our Bylaws.
Under our current certificate of incorporation, these proposals require an affirmative vote of at least 66 2∕3% of the voting power of all shares entitled to vote to approve each of these amendments, so your vote is truly crucial.
Please submit your proxy to have your shares voted promptly, whether or not you plan to attend the Annual Meeting. You may submit your proxy over the Internet, as well as by telephone or by mail. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.

Notice of Internet Availability
As permitted by the rules of the Securities and Exchange Commission, we are also pleased to be furnishing our proxy materials to stockholders primarily over the Internet. We believe this process expedites stockholders’ receipt of the materials, lowers the costs of the Annual Meeting and conserves natural resources. We sent a Notice of Internet Availability of Proxy Materials on or about April  , 2021 to our stockholders of record at the close of business on April 20, 2021. The notice contains instructions on how to access our Proxy Statement and 2020 Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice.
Thank you for your continued support of Ingersoll Rand Inc.
Sincerely,

Peter M. Stavros
Chairman of the Board of Directors

Vicente Reynal
Chief Executive Officer, Director

PRELIMINARY PROXY STATEMENT ― SUBJECT TO COMPLETION DATED APRIL 6, 2021

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS OF INGERSOLL RAND INC.
Date	Wednesday, June 16, 2021
Time	2:00 p.m. Eastern Daylight Time
Virtual Meeting Information
You can attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/IR2021. You will need to have your 16-Digit Control Number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting.

Record date/Stockholder List
April 20, 2021. Only stockholders of record at the close of business on April 20, 2021, are entitled to notice of, and to vote at, the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held at that time. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the Annual Meeting during the 2021 Annual Meeting, at www.virtualshareholdermeeting.com/IR2021 when you enter your 16-Digit Control Number and such list will be available during business hours at the Company’s corporate headquarters for the ten days preceding the Annual Meeting.

Items of business
(1) To approve the amendment of Article VI of the Amended and Restated Certificate of Ingersoll Rand Inc., as amended (the “Certificate of Incorporation”), to declassify the board of directors and to provide for the immediate election of all directors.

(2) To approve the amendment of Article V of the Certificate of Incorporation to eliminate the supermajority stockholder vote required to amend, alter, repeal or rescind provisions of the Certificate of Incorporation and to make a corresponding change to the title of such Article V.

(3) To approve the amendment of Article V of the Certificate of Incorporation to eliminate the supermajority stockholder vote required for stockholders to amend, alter, repeal or rescind, in whole or in part, any provision of the Bylaws of the Company or to adopt any provision inconsistent therewith.

(4) To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021.
(5) To approve, in a non-binding advisory vote, the compensation paid to our named executive officers.

(6a) If Proposal No. 1 is approved, to elect the 10 director nominees named in the Proxy Statement, to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified.

(6b) If Proposal No. 1 is not approved, to elect the four Class I director nominees named in the Proxy Statement, to serve until the annual meeting of stockholders in 2024 or until their respective successors are duly elected and qualified.

(7) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

You have three options for submitting your proxy before the Annual Meeting to have your shares voted at the Annual Meeting:
•	Internet, through computer or mobile device such as a tablet or smartphone;
•	Telephone; or
•	Mail.
Please submit your proxy as soon as possible to record your vote promptly, even if you plan to attend the Annual Meeting via the Internet.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on Wednesday, June 16, 2021: The Proxy Statement and 2020 Annual Report to Stockholders, which includes the Annual Report on Form 10-K for the year ended December 31, 2020, are available at www.proxyvote.com. In addition, a list of the stockholders entitled to vote at the Annual Meeting will be open for examination electronically by any stockholder for any purpose germane to the Annual Meeting electronically during the 2021 Annual Meeting, at www.virtualshareholdermeeting.com/IR2021 when you enter your 16-Digit Control Number.
By Order of the Board of Directors,

Andrew Schiesl
Corporate Secretary
April  , 2021
Davidson, North Carolina

Page
General Information	1
Proposal No. 1-Amendment of Certificate of Incorporation to Declassify the Board of Directors	7
Proposal No. 2-Amendment of Certificate of Incorporation to Eliminate Supermajority Vote to Amend Certificate of Incorporation and to Make a Corresponding Change to the Title of Article V	9
Proposal No. 3-Amendment of Certificate of Incorporation to Eliminate Supermajority Vote for Stockholders to Amend Bylaws	11
The Board of Directors and Certain Governance Matters	13
Communications with the Board	13
Director Independence and Independence Determinations	13
Board Structure	14
Board Committees and Meetings	14
Audit Committee	14
Compensation Committee	15
Nominating and Corporate Governance Committee	16
Oversight of Risk Management	17
Executive Sessions	17
Committee Charters and Corporate Governance Guidelines	19
Code of Conduct	19
Anti-Hedging Policy	19
Director Nomination Process	19
Executive Officers of the Company	21
Proposal No. 4-Ratification of Independent Registered Public Accounting Firm	24
Audit and Non-Audit Fees	24
Report of the Audit Committee	26
Proposal No. 5- Non-Binding Vote on Executive Compensation	27
Report of the Compensation Committee	28
Executive Compensation	28
Compensation Discussion and Analysis	28
Tabular Executive Compensation	44
Proposal No. 6a-Election of Directors if Proposal No. 1 is Approved	60
Proposal No. 6b-Election of Directors if Proposal No. 1 is Not Approved	61
Director Biographies and Qualifications	62
Ownership of Securities	67
Delinquent Section 16(a) Reports	68
Transactions with Related Persons	69
Stockholder Proposals for the 2022 Annual Meeting	72
Other Business	73

800-A Beaty Street
Davidson, North Carolina 28036
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 16, 2021
GENERAL INFORMATION
Why am I being provided with these materials?
We first sent a Notice of Internet Availability of Proxy Materials and made these proxy materials available to you via the Internet on or about April   , 2021 or, upon your request, have delivered printed versions of these proxy materials to you by mail in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of Ingersoll Rand Inc. (the “Company”) of proxies to be voted at our Annual Meeting of Stockholders to be held on June 16, 2021 (“Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. We have also engaged Innisfree M&A Incorporated (“Innisfree”) to solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. The Annual Meeting will be a virtual meeting of stockholders. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/IR2021. To participate in the meeting, you must have your 16-digit Control Number included in the Notice, or if you received a printed copy of the proxy materials, in your proxy card or the instructions that accompanied your proxy materials. You will not be able to attend the Annual Meeting in person.
What am I voting on?
There are six proposals scheduled to be voted on at the Annual Meeting:
•	Proposal No. 1: Amendment of the Certificate of Incorporation to declassify our Board and to provide for the immediate annual election of all directors (the “Declassification Proposal”).
•
Proposal No. 2: Amendment of the Certificate of Incorporation to eliminate the supermajority vote required to amend provisions of the Certificate of Incorporation and to make a corresponding change to the title of Article V of the Certificate of Incorporation (the “Supermajority Charter Amendment Elimination Proposal”).

•
Proposal No. 3: Amendment of the Certificate of Incorporation to eliminate the supermajority vote required for stockholders to amend our Bylaws (the “Supermajority Bylaws Amendment Elimination Proposal”).

•	Proposal No. 4: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021 (the “Ratification Proposal”).
•	Proposal No. 5: Approval, in a non-binding advisory vote, of the compensation paid to our named executive officers (the “Say on Pay Proposal”).
•	Proposal No. 6a: If the Declassification Proposal is approved, election of the 10 director nominees listed herein (the “Nominee Alternative A Proposal”).
•
Proposal No. 6b: If the Declassification Proposal is not approved, election of the four Class I director nominees listed herein (the “Nominee Alternative B Proposal” and, together with the “Nominee Alternative A Proposal,” the “Alternative Nominee Proposals”).

Why is the Company proposing changes to the Certificate of Incorporation?
Following our transformative merger with the Industrials business of Ingersoll-Rand plc, our Board of Directors and the Nominating and Corporate Governance Committee of our Board of Directors evaluated our corporate governance practices, taking into consideration the views held by the investment community and our commitment to re-energizing our focus around environmental, social and governance initiatives. As a result of this evaluation, we have several proposals on the ballot that would result in our corporate governance being more aligned with investment community best practices and expand the rights of our stockholders, including amendments to our certificate of incorporation that would:
•	de-classify our Board of Directors and provide for the annual election of all of our directors;
•	eliminate the requirement for a supermajority vote of our stockholders to amend our certificate of incorporation; and
•	eliminate the requirement for a supermajority vote of our stockholders to amend our Bylaws.
For additional discussion of the rationale behind these proposed amendments, see “Proposal No. 1-Amendment of Certificate of Incorporation to Declassify the Board of Directors and Provide for the Immediate Annual Election of All Directors,” “Proposal No. 2-Amendment of Certificate of Incorporation to Eliminate Supermajority Vote to Amend Certificate of Incorporation and to Make a Corresponding Change to the Title of Article V” and “Proposal No. 3-Amendment of Certificate of Incorporation to Eliminate Supermajority Vote for Stockholders to Amend Bylaws.”
Why are there two proposals relating to the election of directors?
If the Declassification Proposal is approved at the Annual Meeting, promptly following such vote, we will file an amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware that will declassify the Board and provide for the immediate annual election of all directors. In this case, our stockholders will vote at the Annual Meeting with respect to the nominees named in the Nominee Alternative A Proposal (see “Proposal No. 6a―Election of Directors if Proposal No. 1 is Approved”). Conversely, if the Declassification Proposal is not approved, the Board of Directors will remain classified so that (a) only the four Class I director nominees named in the Nominee Alternative B Proposal will stand for re-election at the Annual Meeting and (b) directors currently serving in Class II and Class III will continue to serve as directors until their respective terms expire at the 2022 and 2023 annual meetings, respectively, or until their earlier death, resignation, disqualification or removal (see “Proposal No. 6b—Election of Directors if Proposal No. 1 is Not Approved”). When you submit your proxy in advance of the Annual Meeting, you should provide your voting instructions with respect to both Alternative Nominee Proposals. If you submit your proxy without providing instructions with respect to one or both of the Alternative Nominee Proposals and such Alternative Nominee Proposal is voted on at the Annual Meeting, your shares will be voted with respect to such Alternative Nominee Proposal in accordance with the recommendation of the Board of Directors.
Who is entitled to vote?
Stockholders as of the close of business on April 20, 2021 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were     shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:
•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”);
•
Held for you in an account with a broker, bank or other nominee (shares held in “street name”). Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares; and

•	Held for you by us as restricted shares (whether vested or non-vested) under any of our stock incentive plans.
What constitutes a quorum?
The holders of record of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote at the Annual Meeting must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” that are present and entitled to vote at the Annual Meeting also are counted for purposes of determining a quorum. However, as described below under “How are votes counted?”, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).
What is a “broker non-vote”?
A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares, (2) the broker lacks the authority to vote the shares at his/her discretion and (3) there is at least one other proposal on the ballot with respect to which the broker has authority to vote the shares at his/her discretion. Under current New York Stock Exchange interpretations that govern broker non-votes, each of the Declassification Proposal, the Supermajority Charter Amendment Elimination Proposal, the Supermajority Bylaws Amendment Elimination Proposal, the Say on Pay Proposal and the Alternative Nominee Proposals is considered a non-discretionary matter and a broker will lack the authority to vote shares at his/her discretion on such proposal. The Ratification Proposal is considered a discretionary matter and a broker will be permitted to exercise his/her discretion.
How many votes are required to approve each proposal?
With respect to the Alternative Nominee Proposals, each director is elected at the Annual Meeting by a plurality vote, which means that the director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.
With respect to the Ratification Proposal and the Say on Pay Proposal, approval of each such proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the proposal.
With respect to the Declassification Proposal, the Supermajority Charter Amendment Elimination Proposal and the Supermajority Bylaws Amendment Elimination Proposal, approval of such proposal requires the affirmative vote of the holders of at least 66 2∕3% of the voting power of all shares of stock outstanding and entitled to vote on the proposal.
How are votes counted?
With respect to the Alternative Nominee Proposals, you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are “withheld” will not count as a vote “for” or “against” a director because directors are elected by plurality voting. Broker non-votes will have no effect on the outcome of the Alternative Nominee Proposals.
With respect to each of the Declassification Proposal, the Supermajority Charter Amendment Elimination Proposal, the Supermajority Bylaws Amendment Elimination Proposal, the Ratification Proposal and the Say on Pay Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will be counted as a vote “AGAINST” each of such proposals. Broker non-votes will be counted as a vote against each of the Declassification Proposal, the Supermajority Charter Amendment Elimination Proposal and the Supermajority Bylaws Amendment Elimination Proposal and will have no effect on the outcome of each of the Ratification Proposal and the Say on Pay Proposal.
If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” the Declassification Proposal, “FOR” the Supermajority Charter Amendment Elimination Proposal, “FOR” the Supermajority Bylaws Amendment Elimination Proposal, “FOR” the Ratification Proposal, “FOR” the Say on Pay Proposal and “FOR” each director nominee listed herein with respect to the applicable Alternative Nominee Proposal as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.
Who will count the vote?
Representatives of Broadridge Investor Communications Services (“Broadridge”) will tabulate the votes, and representatives of Broadridge will act as inspectors of election.

How does the Board recommend that I vote?
Our Board recommends that you vote your shares:
•	“FOR” the Declassification Proposal.
•	“FOR” the Supermajority Charter Amendment Elimination Proposal.
•	“FOR” the Supermajority Bylaws Amendment Elimination Proposal.
•	“FOR” the Ratification Proposal.
•	“FOR” the Say on Pay Proposal.
•	“FOR” each of the nominees to the Board set forth in the Alternative Nominee Proposals.
How can I attend and vote at the virtual Annual Meeting?
Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/IR2021. If you were a stockholder as of the Record Date, you can vote electronically if you attend the Annual Meeting via the Internet. A summary of the information you need to attend the Annual Meeting via the Internet is provided below:
•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/IR2021;
•	Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/IR2021 on the day of the Annual Meeting;
•	Technical support and assistance will be provided at www.virtualshareholdermeeting.com/IR2021 on the day of the Annual Meeting and during the Annual Meeting;
•	Stockholders may vote and submit questions while attending the Annual Meeting via the Internet;
•	You will need your 16-Digit Control Number to enter the Annual Meeting; and
•	Webcast replay of the Annual Meeting will be available in the Investors section of our website after the meeting.
Will I be able to participate in the virtual Annual Meeting on the same basis I would be able to participate in a live annual meeting?
In light of the public health concerns due to the COVID-19 outbreak and to support the health and well-being of our stockholders and associates, the Annual Meeting will be held in a virtual meeting format only and will be conducted via live audio webcast. The online meeting format for the Annual Meeting will enable full and equal participation by all our stockholders from any place in the world at little to no cost.
We designed the format of the virtual Annual Meeting to ensure that our stockholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools. We will take the following steps to ensure such an experience:
•	Providing stockholders with the ability to submit appropriate questions real-time via the meeting website, limiting questions to one per stockholder unless time otherwise permits; and
•	Answering as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting without discrimination.
How can I vote my shares without attending the Annual Meeting?
If you are a stockholder of record, you may have your shares voted by granting a proxy. Specifically, you may submit your proxy:
•
By Internet—If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice or your proxy card in order to vote by Internet.

•
By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your Notice or your proxy card in order to vote by telephone.

•
By Mail—You may submit your proxy by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker, or other nominee on how to submit voting instructions.
Internet and telephone voting facilities will close at 11:59 p.m., Eastern Daylight Time on June 15, 2021 for the voting of shares held by stockholders of record or held in street name.
Mailed proxy cards with respect to shares held of record or in street name must be received no later than June 15, 2021.
How can I vote the shares I hold through an employee savings plan?
If you participate in the Ingersoll Rand Retirement Savings Plan, Trane Technologies Employee Savings Plan, Trane Technologies Employee Savings Plan for Bargained Employees, Trane Technologies Retirement Savings Plan for Participating Affiliates in Puerto Rico and/or Trane 401(k) & Thrift Plan (collectively, the “Plans”), you may give voting instructions to the plan trustee with respect to the shares of our common stock that are associated with your plan account by completing the voting instruction card or email notice you receive. The plan trustee will follow your voting instructions unless it determines that to do so would be contrary to law. If you do not provide voting instructions, the plan trustee will act in accordance with the employee benefit plan documents. In general, the plan documents specify that the trustee will vote the shares for which it does not receive instructions in the same proportion that it votes shares for which it received timely instructions, unless it determines that to do so would be contrary to law.
You may revoke previously given instructions by following the instructions provided by the trustee.
The deadline to submit your instructions to the trustee if you hold shares through one or more Plans is 11:59 p.m., Eastern Daylight Time on June 11, 2021.
What does it mean if I receive more than one Notice on or about the same time?
It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice you receive.
May I change my vote or revoke my proxy?
You may change your vote and revoke your proxy at any time prior to the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), by providing a written notice of revocation to the Company’s Corporate Secretary at Ingersoll Rand Inc., 800-A Beaty Street, Davidson, North Carolina 28036 prior to your shares being voted, or by attending the Annual Meeting via the Internet and voting. Attendance at the meeting via the Internet will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee following the instructions it has provided.
Could other matters be decided at the Annual Meeting?
At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.
Who will pay for the cost of this proxy solicitation?
We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. In addition, we have engaged Innisfree to solicit proxies. We expect to pay Innisfree a fee of $25,000 plus reasonable expenses for these services.

PROPOSAL NO. 1—AMENDMENT OF CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS AND PROVIDE FOR THE IMMEDIATE ANNUAL ELECTION OF ALL DIRECTORS
After continued evaluation of our corporate governance practices and careful consideration of views held by the investment community, our Board of Directors has unanimously determined that it would be advisable and in the best interests of the Company and our stockholders to amend our Certificate of Incorporation to declassify our Board of Directors and to provide for the annual election of all directors, as described below. We believe this amendment reflects our commitment to good corporate governance and better aligns our governance processes with what is considered to be governance best practices by the investor community.
The Board of Directors is asking you to approve the amendments to our Certificate of Incorporation to eliminate a classified board from the Certificate of Incorporation and to provide that all members of the Board of Directors stand for election at the Annual Meeting (the “Declassification Charter Amendments”).
The full text of the proposed amendments to the Certificate of Incorporation constituting the Declassification Charter Amendments are attached as Appendix A to this Proxy Statement.
Background of the Declassification Proposal
Currently, the Certificate of Incorporation provides for a classified Board of Directors divided into three classes of directors. Directors in each class are elected for staggered three-year terms, with the term of one class expiring at each annual meeting. Currently, Class II and Class III contain three directors and Class I contains four directors. The current terms of our director classes expire as follows: Class I – the 2021 annual meeting; Class II – the 2022 annual meeting; and Class III – the 2023 annual meeting. The proposed Declassification Charter Amendments require approval by the holders of at least 66 2∕3% in voting power of all outstanding shares of stock of the Company on the Record Date entitled to vote on the proposal. We are asking you to approve amendments to our Certificate of Incorporation to eliminate provisions from the Certificate of Incorporation providing for a classified board and to replace such provisions with provisions providing for the annual election of all directors, as discussed further below.
Rationale for the Proposed Declassification Charter Amendments
Our Board of Directors is committed to good corporate governance. As we have transitioned from a public company controlled by our former private equity sponsors to an independent, seasoned public company, our Board of Directors has conducted a review of corporate governance matters, including its classified board structure.
In connection with this review our Board of Directors considered the advantages of maintaining the classified board structure as well as the advantages of declassifying the board. The advantages of the classified board structure include that a classified board structure may promote board continuity, encourage a long-term perspective by management and the Board, and provide protection against certain abusive takeover tactics. While our Board of Directors believes that these are important considerations, our Board of Directors also understands that many investors believe that annually elected boards increase accountability of directors to a company’s stockholders. Furthermore, the Board of Directors recognizes that stockholders of public companies are generally supportive of shifting from classified boards to the annual election of directors. In addition, our Board of Directors believes this amendment better aligns our governance with what is considered to be governance best practices by the investor community.
After carefully weighing all of these considerations, our Board of Directors has unanimously approved the Declassification Charter Amendments.
Description of the Proposed Declassification Charter Amendments
As discussed above, our Certificate of Incorporation currently provides for a “classified” board structure, which means that our Board of Directors is divided into three classes, with each class elected every three years. Under this classified board structure, directors are elected to terms that expire on the annual meeting date three years following the annual meeting at which they were elected, and the terms are “staggered” so that the terms of approximately one-third of the directors expire each year.

If the Declassification Proposal is approved at the Annual Meeting, promptly following such vote, we will file the Declassification Charter Amendments with the Secretary of State of the State of Delaware to effect the declassification of the Board of Directors during the Annual Meeting and to provide for the immediate annual election of all director nominees named in the Nominee Alternative A Proposal (see “Proposal No. 6a—Election of Directors if Proposal No. 1 is Approved”). We intend to make this filing before the vote is taken to elect directors at the Annual Meeting so that if the Declassification Charter Amendments are adopted, they will be effective when the vote is taken to elect directors. Additionally, director nominees currently serving in Class II and Class III will tender contingent resignations from their current three-year terms, conditioned upon the filing of the Declassification Charter Amendments with the Secretary of State of the State of Delaware. As a result, if the Declassification Charter Amendments are approved, the ten members of the current Board of Directors will stand for re-election at the Annual Meeting and, if elected, will serve for terms expiring at the 2022 annual meeting of stockholders. Conversely, if the Declassification Proposal is not approved, the Board of Directors will remain classified such that (i) pursuant to the Nominee Alternative B Proposal only the four Class I director nominees will stand for re-election at the Annual Meeting and, if elected, will serve on the Board of Directors until the 2024 annual meeting or until their earlier death, resignation, disqualification or removal and (ii) directors serving in Class II and Class III will continue to serve as directors until their respective terms expire at the 2022 and 2023 annual meetings, respectively, or until their earlier death, resignation, disqualification or removal (see “Proposal No. 6b—Election of Directors if Proposal No. 1 is Not Approved”). The Declassification Charter Amendments would not change the number of directors or the Board’s authority to change that number and to fill any vacancies or newly created directorships.
Currently, our Certificate of Incorporation allows for removal of directors by our stockholders only for cause. Under Delaware corporate law, directors of companies that have a classified board structure may be removed only for cause unless the certificate of incorporation provides otherwise, while directors of companies that do not have a classified board may be removed with or without cause. Accordingly, the Proposed Declassification Amendments also provide that directors may be removed by our stockholders either with or without cause. The Declassification Charter Amendments also include a ministerial change in light of other proposed amendments to the Certificate of Incorporation resulting in the relocation within the Certificate of Incorporation of the definition of “beneficial ownership” from Article V (which currently relates to the amendment of the Certificate of Incorporation and Bylaws) to Article VI (which relates to the Board of Directors). There has been no change in the definition or its use.
The Board of Directors reserves the right to elect to abandon the Declassification Charter Amendments, before or after stockholder approval of such amendments, if it determines, in its sole discretion, that such amendments are no longer in the best interests of the Company and its stockholders.
Complete Text of the Proposed Declassification Charter Amendments
The general description of the proposed amendments described above is qualified in its entirety by reference to the full text of the proposed amendments to the Certificate of Incorporation constituting the Declassification Charter Amendments attached to this Proxy Statement as Appendix A.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD AND PROVIDE FOR THE IMMEDIATE ANNUAL ELECTION OF ALL DIRECTORS

PROPOSAL NO. 2—AMENDMENT OF CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTE TO AMEND CERTIFICATE OF INCORPORATION AND TO MAKE A CORRESPONDING CHANGE TO THE TITLE OF ARTICLE V
The Board of Directors is asking you to approve amendments to our Certificate of Incorporation to eliminate supermajority voting provisions to amend the Certificate of Incorporation and to make a corresponding change to the title of Article V. As discussed below in “―Background of the Supermajority Charter Amendment Elimination Proposal,” the Certificate of Incorporation currently requires a 66 2∕3% vote for stockholders to amend certain provisions of the Company’s Certificate of Incorporation.
After continued evaluation of our corporate governance practices and careful consideration of views held by the investment community, our Board of Directors has unanimously determined that it would be advisable and in the best interests of the Company and our stockholders to amend our Certificate of Incorporation to remove these supermajority voting thresholds, as described below (the “Supermajority Charter Amendment Elimination Amendment”).
The full text of the proposed amendments to the Certificate of Incorporation constituting the Supermajority Charter Amendment Elimination Amendment is attached as Appendix B to this Proxy Statement.
Background of the Supermajority Charter Amendment Elimination Proposal
We are asking you to approve amendments to our Certificate of Incorporation to eliminate the supermajority stockholder vote standard for amendments to the Certificate of Incorporation from the Certificate of Incorporation and to replace such standard with a majority voting standard. The Certificate of Incorporation currently requires that at any time affiliates of Kohlberg Kravis and Roberts & Co. L.P. (“KKR”) beneficially own, in the aggregate, less than 40% in voting power of our stock, a vote of stockholders holding at least 66 2∕3% of the outstanding voting power is required to amend, alter, repeal or rescind, in whole or in part, or adopt any provision inconsistent therewith, the following provisions of the Certificate of Incorporation:
•	Article V: Amendments to the Certificate of Incorporation or Bylaws
•	Article VI: Classification of the Board of Directors
•	Article VII: Limitation of Director Liability
•	Article VIII: Stockholder’s ability to act by consent in lieu of a meeting and call special meetings;
•	Article IX: Competition and Corporate Opportunities; and
•	Article X: Business Combinations.
We refer to the provisions listed above that currently require a supermajority stockholder vote to amend as the “Supermajority Articles.”
As KKR now owns less than 40% in voting power of our stock, Article V, which contains the supermajority requirement to amend the Supermajority Articles, can only be amended by the affirmative vote of stockholders holding at least 66 2∕3% of the outstanding voting power of our stock entitled to vote thereon.
Rationale for the Supermajority Charter Amendment Elimination Proposal
As previously noted, our Board of Directors is committed to good corporate governance and as we have transitioned from a company controlled by our former private equity sponsors to an independent, seasoned public company, our Board of Directors has conducted a review of corporate governance matters, including the supermajority voting standard to amend the Supermajority Articles.
Our Board of Directors recognizes that elimination of these supermajority voting requirements is consistent with generally held views of evolving corporate governance practice and better aligns our governance with what is considered to be governance best practices by the investor community. Our Board of Directors has listened to the views of the investor community on this issue and has also considered the limited benefits of the supermajority voting requirements to the Company and its stockholders. In addition, our Board of Directors acknowledges that many other public companies have transitioned away from these kinds of supermajority voting provisions.

In view of these considerations, our Board of Directors has unanimously approved the Supermajority Charter Amendment Elimination Amendment.
Description of the Supermajority Charter Amendment Elimination Amendment
This Proposal No. 2 proposes to delete Article V.A. of the Certificate of Incorporation. As a result, if approved and implemented, the standard for stockholder approval of any future amendments to the Certificate of Incorporation, including the Supermajority Articles, would be the affirmative vote of the holders of not less than a majority of the voting power of all of the then outstanding shares of capital stock entitled to vote on such matter, voting together as a single class. Consistent with the above changes, the Supermajority Charter Amendment Elimination Amendment also amends the title of Article V to correspond with such amendments.
The Board of Directors reserves the right to elect to abandon the Supermajority Charter Amendment Elimination Amendment, before or after stockholder approval of such amendments, if it determines, in its sole discretion, that such amendments are no longer in the best interests of the Company and its stockholders.
Complete Text of the Proposed Supermajority Charter Amendment Elimination Amendment
The general description of the proposed amendments described above is qualified in its entirety by reference to the full text of the proposed amendments to the Certificate of Incorporation constituting the Supermajority Charter Amendment Elimination Amendment attached to this Proxy Statement as Appendix B.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING PROVISIONS TO AMEND CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND TO MAKE CORRESPONDING CHANGES TO THE TITLE OF ARTICLE V

Proposal No. 3—Amendment of Certificate of Incorporation to Eliminate Supermajority Vote FOR STOCKHOLDERS to Amend Bylaws
The Board of Directors is asking you to approve amendments to our Certificate of Incorporation to eliminate the supermajority vote requirement to amend the Bylaws of the Company (the “Bylaws”). The Certificate of Incorporation currently requires a 66 2∕3% vote for stockholders to amend the Bylaws.
Consistent with the evaluation undertaken by the Board of Directors as described under Proposal Nos. 1 and 2, our Board of Directors has unanimously determined that it would be advisable and in the best interests of the Company and our stockholders to amend our Certificate of Incorporation to remove the supermajority voting threshold for stockholders to amend our Bylaws as described below (the “Supermajority Bylaws Amendment Elimination Amendment”).
The full text of the proposed amendments to the Certificate of Incorporation constituting the Supermajority Bylaws Amendment Elimination Amendment is attached as Appendix C to this Proxy Statement.
Background of the Supermajority Bylaws Amendment Elimination Proposal
We are asking you to approve amendments to our Certificate of Incorporation to eliminate a supermajority vote for stockholders to amend our Bylaws and to replace such provision with a majority voting standard. As discussed further below, the Certificate of Incorporation currently requires at any time KKR beneficially owns, in the aggregate, less than 40% in voting power of our stock, a vote of stockholders holding at least 66 2∕3% of our outstanding share entitled to vote thereon is required for stockholders to amend, alter, repeal or rescind, in whole or in part, any provision of the Bylaws or adopt any provision inconsistent therewith (the “Supermajority Bylaw Amendment Provision”). As KKR currently beneficially owns less than 40% in voting power of our stock, our Bylaws can only be amended by a 66 2∕3% vote of our stockholders.
Rationale for the Supermajority Bylaws Amendment Elimination Proposal
Consistent with the Board’s review of the supermajority requirement to amend the Supermajority Articles, our Board of Directors recognizes that the elimination of the Supermajority Bylaw Amendment Provision is consistent with generally held views of evolving corporate governance practices and better aligns our governance with what is considered to be governance best practices by the investor community. Our Board of Directors has listened to the views of the investor community on this issue and has also considered the limited benefits of the Supermajority Bylaw Amendment Provision to the Company and its stockholders. In addition, our Board of Directors acknowledges that many other public companies have transitioned away from these kinds of supermajority voting provisions. In view of these considerations, our Board of Directors has unanimously determined to eliminate the Supermajority Bylaw Amendment Provision as proposed.
Description of the Supermajority Bylaws Amendment Elimination Amendment
This Proposal No. 3 proposes to amend Article V.B. of the Certificate of Incorporation to replace “66 2∕3%” with “a majority” and delete language relating to KKR which is now obsolete. As a result, if approved and implemented, the standard for stockholder approval of any future amendments to Bylaws, would be the affirmative vote of the holders of not less than a majority of the voting power of all of the then outstanding shares of capital stock entitled to vote on such matter, voting together as a single class.
The Board of Directors reserves the right to elect to abandon the Supermajority Bylaws Amendment Elimination Amendment, before or after stockholder approval of such amendments, if it determines, in its sole discretion, that such amendments are no longer in the best interests of the Company and its stockholders.
Changes to our Bylaws Relating to the Supermajority Bylaws Amendment Elimination Amendment
In connection with the Supermajority Bylaws Amendment Elimination Amendment, the Board of Directors intends to adopt conforming amendments to the Bylaws after filing of a Certificate of Amendment implementing the Supermajority Bylaws Amendment Elimination Amendment with the Secretary of State of the State of Delaware. If the Supermajority Bylaws Amendment Elimination Amendment is not approved, the Board will not adopt such Bylaw amendments.

Complete Text of the Supermajority Bylaws Amendment Elimination Amendment
The general description of the proposed amendments described above is qualified in its entirety by reference to the full text of the proposed amendments to the Certificate of Incorporation constituting the Supermajority Bylaws Amendment Elimination Amendment attached to this Proxy Statement as Appendix C.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION TO ELIMINATE THE SUPERMAJORITY VOTE FOR STOCKHOLDERS TO AMEND THE BYLAWS.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS
Our Board manages or directs the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.
Our Board evaluates the Company’s corporate governance policies on an ongoing basis with a view towards maintaining the best corporate governance practices in the context of the Company’s current business environment and aligning our governance practices closely with the interests of our stockholders. In connection with our commitment to good governance, as more fully described above under “Proposal No. 1―Amendment of Certificate of Incorporation to Declassify the Board of Directors and Provide for the Immediate Annual Election of Directors,” “Proposal No. 2―Amendment of Certificate of Incorporation to Eliminate Supermajority Vote to Amend Certificate of Incorporation and to Make a Corresponding Change to the Title of Article V” and “Proposal 3―Amendment of Certificate of Incorporation to Eliminate Supermajority Vote for Stockholders to Amend Bylaws,” we are asking our stockholders to vote for amendments to the Certificate of Incorporation that would:
•	de-classify our Board and provide for the annual election of all of our directors;
•	eliminate the requirement for a supermajority vote of our stockholders to amend our Certificate of Incorporation; and
•	eliminate the requirement for a supermajority vote of our stockholders to amend our Bylaws.
Our Board and management value the perspective of our stockholders and encourage stockholders to communicate with the Board as described under “―Communications with the Board” below.
Merger
On February 29, 2020 we completed our merger with Ingersoll-Rand plc’s Industrials business segment in an all-stock, Reverse Morris Trust transaction (the “Merger”). Upon the close of the transaction, then existing Ingersoll-Rand plc shareholders received 50.1% of the shares of the combined company on a fully diluted basis. Our then existing stockholders retained 49.9% of the shares of the combined company on a fully diluted basis. Immediately following the Merger, we changed our named from Gardner Denver Holdings, Inc. to Ingersoll Rand Inc. and changed our ticker symbol from “GDI” to “IR.” In connection with the transaction, Brandon F. Brahm, Michael V. Marn, William E. Kassling and Nickolas Vande Steeg resigned from our Board and Kirk E. Arnold, Gary D. Forsee and Tony L. White were appointed as directors. References herein to “Gardner Denver” are to the Company prior to the Merger.
Communications with the Board
As described in our Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of the Board, including the chairperson of the Audit, Compensation or Nominating and Corporate Governance Committee or the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Secretary of the Company, 800-A Beaty Street, Davidson, North Carolina 28036.
Director Independence and Independence Determinations
Under our Corporate Governance Guidelines and New York Stock Exchange (“NYSE”) rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries.
Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require our Board of Directors to review the independence of all directors at least annually.
In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, our Board of Directors will determine, considering all relevant facts and circumstances, whether such relationship is material.
Our Board of Directors has determined that each of Peter M. Stavros, Kirk E. Arnold, Elizabeth Centoni, William P. Donnelly, Gary D. Forsee, John Humphrey, Marc E. Jones, Joshua T. Weisenbeck and Tony L. White

is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership. Our Board also has determined that each of Messrs. Donnelly, Forsee and Humphrey is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that each of Messrs. Weisenbeck, Donnelly and Jones and Ms. Arnold is “independent” for purposes of Section 10C(a)(3) of the Exchange Act. Our Board of Directors previously determined that each of Messrs. Brandon F. Brahm, Michael V. Marn, William E. Kassling and Nickolas Vande Steeg, who served as directors until the effective time of the Merger, was independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and under all applicable NYSE listing standards, including with respect to committee membership.
In sum, nine out of the ten current members of our Board of Directors have been determined to be independent, which is 90% of our Board, and includes each director other than Mr. Reynal, our CEO.
Annual Independent Board Assessment
Each year, our Board of Directors and each of its committees conducts an assessment of its performance. This assessment is overseen and facilitated by an independent firm. This independent firm conducts the assessment through a survey process and communicates the results with our Board chair and the chair of each of the committees. The results are then discussed with the full Board of Directors and, if needed, actions are formulated and executed that address any areas of opportunity identified through the assessment.
Board Structure
Our Board of Directors is led by Mr. Stavros, our Chairman. The Chief Executive Officer position is currently separate from the Chairman position. We believe that the separation of the Chairman and Chief Executive Officer positions is appropriate corporate governance for us at this time. Accordingly, Mr. Stavros serves as Chairman, while Mr. Reynal serves as our Chief Executive Officer.
Board Committees and Meetings
The following table summarizes the current membership of each of the Board’s Committees.
	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Kirk E. Arnold		X
Elizabeth Centoni			X
William P. Donnelly	X, Chair	X
Gary D. Forsee	X
John Humphrey	X		X, Chair
Marc E. Jones		X
Peter M. Stavros			X
Joshua T. Weisenbeck		X, Chair
Tony L. White			X
Number of meetings held in 2020	7	6	5
All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. During 2020, the Board held six meetings and acted three times by unanimous written consent. No member of the Board attended fewer than 75% (which is the minimum required attendance) of the aggregate of the total number of meetings of the Board (held during the period for which he or she was a director) and the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served). All ten directors serving at the time of last year’s annual meeting attended last year’s annual meeting of stockholders.
Audit Committee
Our Audit Committee currently consists of Messrs. Donnelly, Forsee and Humphrey, with Mr. Donnelly serving as Chair. All members of the Audit Committee have been determined to be “independent,” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that Messrs. Donnelly, Humphrey and Forsee qualify as audit committee financial experts as defined by applicable Securities and Exchange Commission (“SEC”) regulations. The Board reached its conclusion as to Mr. Donnelly’s qualification based on, among other things, Mr. Donnelly’s experience as the Chief Financial Officer of Mettler-Toledo International Inc. and as an auditor with PriceWaterhouseCoopers LLP. The Board reached its conclusion as to Mr. Humphrey’s qualification based on, among other things, Mr. Humphrey’s experience as the Chief Financial Officer of Roper Technologies. The Board reached its conclusion as to Mr. Forsee’s qualification based on, among other things, Mr. Forsee’s experience as Chief Executive Officer of Sprint Nextel Corporation.
The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.irco.com under Investors: Governance: Governance Documents & Charters: Audit Committee Charter, and include the following:
•	overseeing the adequacy and integrity of our financial statements and our financial reporting disclosure practices;
•
overseeing the soundness of our system of internal controls to assure compliance with financial and accounting requirements, our system of disclosure controls and procedures and compliance with ethical standards adopted by the Company;

•	retaining and reviewing the qualifications, performance and independence of our independent auditor;
•
overseeing our general risk management strategy including guidelines and policies relating to risk assessment and risk management, and management’s plan and execution of appropriate risk mitigation strategies which include risk monitoring and controls;

•	overseeing our internal audit function;
•
reviewing and approving or ratifying all transactions between us and any “Related Persons” (as defined in the federal securities laws and regulations) that are required to be disclosed to Item 404(a) of Regulation S-K promulgated under the Exchange Act; and

•	reviewing and discussing with management compliance with our Code of Conduct.
With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K or other public dissemination in accordance with applicable rules and regulations of the SEC. The Audit Committee also prepares the report of the committee required by the rules and regulations of the SEC to be included in our annual proxy statement.
The charter of the Audit Committee permits the committee to delegate any or all of its authority to one or more subcommittees. In addition, the Audit Committee has the authority under its charter to engage independent counsel and other advisors as it deems necessary or advisable.
On behalf of the Board, the Audit Committee plays a key role in the oversight of the Company’s risk management policies and procedures. See “Oversight of Risk Management” below.
Compensation Committee
Our Compensation Committee currently consists of Messrs. Weisenbeck, Donnelly and Jones and Ms. Arnold, with Mr. Weisenbeck serving as chair. All members of our Compensation Committee have been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and compensation committees in particular.

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.irco.com under Investors: Governance: Governance Documents & Charters: Compensation Committee Charter, and include the following:
•	establishing and reviewing the overall compensation philosophy of the Company;
•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer and other executive officers’ compensation, including annual performance objectives, if any;
•
evaluating the performance of the Chief Executive Officer in light of these corporate goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the annual salary, bonus, equity-based incentives and other benefits, direct and indirect, of the Chief Executive Officer;

•	reviewing and approving or making recommendations to the Board on the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the other executive officers;
•
reviewing and approving, or making recommendations to the Board with respect to incentive-compensation plans and equity-based plans that are subject to the approval of the Board, and overseeing the activities of the individuals responsible for administering those plans;

•	reviewing and approving equity compensation plans of the Company that are not otherwise subject to the approval of the Company’s stockholders;
•	reviewing and making recommendations to the Board, or approving, all equity-based awards, including pursuant to the Company’s equity-based plans;
•	monitoring compliance by executives with the rules and guidelines of the Company’s equity-based plans; and
•	reviewing and monitoring all employee retirement, profit sharing and benefit plans of the Company.
With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of and recommending the Compensation Discussion and Analysis to the Board for inclusion in our annual proxy statement or Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC.
The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more officers of the Company the authority to make awards to any non-Section 16 officer of the Company under the Company’s incentive-compensation or other equity-based plan, subject to compliance with the plan and the laws of the state of the Company’s jurisdiction. In addition, the Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable.
For a description of our processes and procedures for the determination of executive and director compensation, see the “Compensation Discussion and Analysis” and “Director Compensation in Fiscal 2020―Description of Director Compensation” sections of this Proxy Statement.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee currently consists of Messrs. Humphrey, Stavros and White and Ms. Centoni, with Mr. Humphrey serving as chair. All members of our Nominating and Corporate Governance Committee have been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards.
The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at www.irco.com under Investors: Governance: Governance Documents & Charters: Nominating & Corporate Governance Committee Charter, and include the following:
•	identifying and recommending nominees for election to the Board of Directors;
•	reviewing the composition and size of the Board of Directors;
•	overseeing an annual evaluation of the Board of Directors and each committee;

•	regularly reviewing our corporate governance documents, including our Certificate of Incorporation and Bylaws and Corporate Governance Guidelines;
•	recommending members of the Board of Directors to serve on committees of the Board; and
•	overseeing and approving the management continuity planning process.
The charter of the Nominating and Corporate Governance Committee permits the committee to delegate any or all of its authority to one or more subcommittees. In addition, the Nominating and Corporate Governance Committee has the authority under its charter to retain outside counsel or other experts as it deems necessary or advisable.
Oversight of Risk Management
The Board has extensive involvement in the oversight of risk management related to us and our business and accomplishes this through oversight and regular reporting by the Audit Committee, the chairman and members of which have experience in overseeing risk management strategy, including risk management related to information and cyber security. The Audit Committee represents the Board in this oversight role by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, surveilling our administrative and financial controls and our compliance with legal and regulatory requirements and reviewing and assessing overall company risk through a formalized enterprise risk management (ERM) program led by the management team.
Through its regular meetings with management, including the finance, legal, and internal audit functions, as part of our ERM program, the Audit Committee reviews and discusses all significant areas of risk. Such review and discussion includes a comprehensive review and assessment of cybersecurity risks, other cyber risks and potential key emerging risks. The Audit Committee also reviews and assesses management’s remediation plans with respect to such risks and other relevant mitigating factors and summarizes these discussions for the Board. As part of our ERM program, management reports to the Audit Committee quarterly with respect to all significant areas of risk (including cyber risks and emerging risks), which allows the Audit Committee to closely monitor the Company’s developing risk landscape. Our head of internal audit, who is also our Chief Risk Officer, reports directly to the Audit Committee.
In addition to the oversight with respect to overall Company risk management provided by the Audit Committee, the Compensation Committee considers, and discusses with management, management’s assessment of certain risks, including whether any risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us. Also, the Nominating and Corporate Governance Committee oversees and evaluates programs and risks associated with Board organization, membership and structure, succession planning and corporate governance.
Executive Sessions
Executive sessions, which are meetings of independent members of the Board, are regularly scheduled throughout the year. At each of these meetings, Mr. Stavros, as our independent Chair, presides.
Diversity and Sustainability
Following the Merger, we added sustainability as a new pillar of our corporate strategy. As part of this strategy, we are committed to embedding environmental, social and governance initiatives into our culture.
Commitment to Diversity – Board of Directors
A key principle of the Company’s Board member selection process is to strive to have a diverse Board of Directors. A critical factor that the Board and the Nominating and Corporate Governance Committee carefully consider when assessing potential director candidates is the importance to the Company of ethnic and gender diversity in board composition. As part of any director search process, it is the policy of the Nominating and Corporate Governance Committee and the Board to consider, and to request that any search firm hired by it consider, highly qualified women and diverse candidates as part of such search process. The Board’s commitment to this focus on Board diversity has resulted in a Board where five of ten current members (50%) are diverse, including two who are female and four who are ethnically diverse.

Commitment to Diversity – Global Workforce
Following the Merger, we also formalized our commitment to diversity, equity and inclusion (“DE&I”) within our workforce. We made a commitment to:
•	Be a DE&I leader within our industry that mirrors the communities and customers we serve.
•	Leverage diversity, equity and inclusion to exceed our business goals, attract and retain the best talent, and address today’s global challenges.
•	Cultivate diversity, promote equity and pursue a more inclusive culture that strengthens the sense of belonging for all.
We expect our employees and all individuals we associate with to uphold these aspirations with humility, integrity and respect.
In 2020, we engaged Management Leadership for Tomorrow to help solidify our strategy and identify clear initiatives to increase representation of underrepresented populations, create greater growth and advancement for all, and accelerate a culture of inclusion.
In terms of diverse representation, we established two focus areas: 1) underrepresented populations in the United States and 2) women globally. Our employee base as of December 31, 2020 consisted of 25% underrepresented populations in the U.S. and our goal is to increase the percentage of underrepresented populations in our U.S. employee base to 30% by 2025. Globally, women represented as of December 31, 2020 22% of our population and our goal is to increase the percentage of women in our global employee population to 27% by 2025.
We also recently launched three initial Employee Inclusion Groups (a Black Employee Network Inclusion Group, a Veterans Inclusion Group and a Women Inclusion Group) to build stronger global connections, advocate for positive change and foster an inclusive culture in the organization. An executive leader sponsors each group and provides guidance to establish goals in support of our company strategies, culture and values to their global members.
In addition, we are setting the groundwork for inclusion by training our employees on unconscious bias and how to recognize bias in the workplace and in ourselves. In 2020, we also introduced a powerful initiative called “Lean into Change” where employees from across the company participated in culturally sensitive conversations with trust and transparency.
Commitment to Sustainability
As part of implementing our new sustainability strategy, we are embedding sustainability into our culture and company; driving accountability and execution of our sustainability goals and initiatives through our Ingersoll Rand Execution (IRX) process; and providing transparency to the public on our progress in achieving these goals.
In 2020, we conducted a materiality assessment that included the input of employees, customers, stockholders, suppliers and other stakeholders. This assessment identified energy use, product stewardship and innovation, and our employees as our most material topics. We then structured our environmental, social and governance initiatives around these material topics and deployed IRX processes to help us achieve them.
One example of these initiatives is our announcement earlier this year of aggressive corporate sustainability goals designed to reduce the impact of our operations and products on the environment, and support customers and partners in doing the same. Achievement of these goals will reduce greenhouse gas emissions and save energy, create safer water for our communities and result in reduced waste to landfill, all of which directly advance progress against our material topics.
In addition, in 2020, we took a major first step in environmental, social and governance transparency by publishing our first sustainability report, relating to our 2019 fiscal year. We plan to release our 2020 sustainability report in May 2021.
Further details with respect to our sustainability goals, as well as a copy of our 2019 sustainability report, can be found on our website, www.irco.com.

As mentioned above, our Board and management value the perspective of our stockholders and encourage stockholders to communicate with the Board, including with respect to our diversity and sustainability initiatives, as described under “―Communications with the Board” above.
Committee Charters and Corporate Governance Guidelines
Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by our Nominating and Corporate Governance Committee and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the Board.
Our Corporate Governance Guidelines and our Audit, Compensation and Nominating and Corporate Governance Committee charters and other corporate governance information are available on the Corporate Governance page of the Investors section on our website at www.irco.com. Any stockholder also may request them in print, without charge, by contacting the Secretary of the Company, 800-A Beaty Street, Davidson, North Carolina 28036.
Code of Conduct
The Company has adopted a Code of Conduct that applies to all of the Company’s employees, including the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller and other persons performing similar functions. The Code of Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, corporate opportunities, confidentiality, compliance with laws (including insider trading laws), use of our assets and business conduct and fair dealing. This Code of Conduct also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. The Company will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, or any other executive officer or director, by posting such information on our website as set forth above rather than by filing a Form 8-K.
The Code of Conduct may be found on our website at www.irco.com under Investors: Governance: Governance Documents & Charters: Code of Conduct.
Anti-Hedging Policy
The Company’s Securities Trading Policy prohibits the Company’s directors, officers and employees from engaging in any transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.
Director Nomination Process
The Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating and Corporate Governance Committee does at a minimum assess each candidate’s strength of character, mature judgment, industry knowledge or experience and his or her independence of thought and ability to work collegially with the other members of the Board. In addition, it is the Board’s policy to endeavor to have a diverse Board of Directors representing a range of experiences in areas that are relevant to the Company’s strategy and business and, as part of any director search process, the Nominating and Corporate Governance Committee and the Board of Directors will, and will request that any search firm hired by it also, consider highly qualified candidates, including women and diverse individuals. The Nominating and Corporate Governance Committee and the Board implement this policy by requiring that all director searches include qualified women and diverse candidates and requiring any search firms engaged by them to include and present such candidates to the Nominating and Corporate Governance Committee and the Board. The Nominating and Corporate Governance Committee and the Board assess the effectiveness of this policy by evaluating the diversity of the candidates presented to them compared to the total number of candidates presented as well as whether an open Board position is in fact filled with a diverse candidate.

The Nominating and Corporate Governance Committee and the Board believe that this policy is effective given that both of the last two Board positions filled by the Nominating and Corporate Governance Committee and the Board were diverse candidates and that 50% of the Board is comprised of diverse directors.
In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from its members, management, stockholders and other sources. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.
The stockholders’ agreement described below under “Transactions with Related Persons” provides that affiliates of Kohlberg Kravis and Roberts & Co. L.P. (“KKR”) have the right to nominate to our Board a number of designees approximately equal to the percentage of voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors collectively beneficially owned by KKR. Currently, two directors (Messrs. Stavros and Weisenbeck) nominated by KKR serve on our Board of Directors.
Ms. Centoni was first recommended for election to our Board by a third party search firm and Messrs. Forsee and White were appointed to our Board pursuant to the terms of the Agreement and Plan of Merger, dated as of April 30, 2019, by and among the Company, Ingersoll-Rand plc, Ingersoll-Rand U.S. HoldCo, Inc., and Charm Merger Sub Inc. (the “Merger Agreement”)
In connection with its annual nomination of a slate of nominees, the Nominating and Corporate Governance Committee may also assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.
When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the board member’s biographical information set forth below under “Director Biographies and Qualifications”. Each of the Company’s directors possesses high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing his skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board. A significant number of our directors possess experience in owning and managing public and privately held enterprises and are familiar with corporate finance and strategic business planning activities that are unique to publicly traded companies like ours. See the directors’ biographical information set forth above for the important characteristics considered by our Board in determining that our directors should serve as directors of the Company.
This annual director nomination process resulted in the Board’s nomination of the ten incumbent directors named in Proposal 6a in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting in the event that Proposal No. 1 is approved and, alternatively, the four incumbent Class I directors named in Proposal 6b in the Proxy Statement and proposed for election by you at the upcoming Annual Meeting in the event that Proposal No. 1 is not approved.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Any recommendation submitted to the Secretary of the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Secretary of the Company, Ingersoll Rand Inc., 800-A Beaty Street, Davidson, North Carolina 28036. All recommendations for nomination received by the Secretary of the Company that satisfy our Bylaw requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Stockholders must also satisfy the notification, timeliness, consent and information requirements set forth in our Bylaws. These requirements are also described under the caption “Stockholder Proposals for the 2022 Annual Meeting.”

Executive Officers of the Company
Set forth below is certain information regarding each of our current executive officers, other than Vicente Reynal, whose biographical information is presented under “Director Biographies and Qualifications.”
Name	Age	Principal Occupation and Other Information
Sia Abbaszadeh	60
Since January 2021, Sia Abbaszadeh has served as the senior vice president of strategy and technology. Prior to that, from the completion of the Merger, Mr. Abbbaszadeh served as the vice president and general manager of the Pressure and Vacuum Solutions business unit of the combined company (“PVS”). Prior to this role, Mr. Abbaszadeh served as vice president and general manager, Vacuum and Turbo Blowers at Gardner Denver since September 2018.

Mr. Abbaszadeh joined Gardner Denver in the Industrials Segment in March 2016 as the global vice president Technology and Marketing. Prior to Gardner Denver, Mr. Abbaszadeh held an executive board level position of chief technology and marketing officer within Atlas Copco Vacuum Solution with global responsibility for business development and R&D. He joined Atlas Copco following the acquisition of Edwards High Vacuum in January 2014. At Edwards, he held a number of roles within the R&D group, moving to the position of business development director-Japan in 2002. He was appointed to the board level position of global head of the Solar Division in 2005 and chief marketing and technology officer in 2010. He holds a Master of Science from Brighton University, UK.

Gary Gillespie	65	Since the completion of the Merger, Gary Gillespie has served as the vice president and general manager of the Industrial Technologies and Services, Americas business unit of the combined company.

Prior to this role, Mr. Gillespie served as vice president, general manager for Industrial Americas of Gardner Denver, overseeing all Compressor, Blower, Vacuum and Industrial Pump products. He joined Gardner Denver in 1981. During his tenure, he has held various positions of increasing responsibility, including sourcing/procurement, customer service, sales management and product management. Prior to joining Gardner Denver, he was employed by Quincy Compressor and Fiat-Allis Machinery.

		Mr. Gillespie holds a Bachelor of Science degree from Illinois State University.

Nick Kendall-Jones	50
Since the completion of the Merger, Nick Kendall-Jones has served as the vice president and general manager of the Precision and Science Technologies business unit of the combined company. He joined Ingersoll-Rand plc in May 2019 following the acquisition of PFS from Accudyne Industries. Prior to joining Ingersoll Rand, Mr. Kendall-Jones’ most recent leadership role was serving as President of PFS Accudyne Industries from October 2016.

Mr. Kendall-Jones started his career in Finance with ITT Corporation serving in various European roles and general management roles, including leading Xylem’s Global Industrial Water business and as fluid platform president of a Crane Company division.

		Mr. Kendall-Jones has a degree in business and finance and is a certified Lean Six Sigma Champion and graduate of the Ashridge Strategic Leadership Development Program.

Name	Age	Principal Occupation and Other Information
Craig Mundy	55	Since the completion of the Merger, J. Craig Mundy (Craig) has served as the senior vice president of human resources, talent and diversity and inclusion of the combined company.

Mr. Mundy joined Ingersoll-Rand plc in 2007 and has served in several leadership roles, including human resources, communications and talent and organizational capability. Prior to joining Ingersoll Rand, Craig was vice president, human resources for Procter & Gamble (The Gillette Company). He has held senior leader roles with Duracell and Schlumberger Industries. He has more than 30 years of human resources experience within the consumer products, energy services, transportation, climate and industrial markets.

		Mr. Mundy holds a bachelor’s in business management from Auburn University.

Andrew Schiesl	49
Since the completion of the Merger, Andrew Schiesl has served as the senior vice president, general counsel, chief compliance officer and secretary of the combined company. He leads legal, compliance, communications, governance, risk management and corporate social responsibility, which includes the combined company’s Environmental, Health and Safety (EHS) and sustainability efforts. Prior to this role, Andy served as vice president, general counsel, chief compliance officer and secretary at Gardner Denver since 2013 and was also responsible for leading human resources at Gardner Denver in addition to Gardner Denver’s legal, compliance, governance and risk management functions.

Previously, Mr. Schiesl served as vice president and general counsel of Quad/Graphics, Inc., a commercial printing business, from 2003 until he joined Gardner Denver. He was also senior counsel at Harley-Davidson, Inc., after beginning his career practicing law with Foley & Lardner LLP in Milwaukee.

Mr. Schiesl received a bachelor’s in political science and history from the University of Wisconsin-Milwaukee and graduated from the University of Pennsylvania School Of Law. He holds a Master of Business Administration from the Kellogg School of Management at Northwestern University.

Enrique Miñarro Viseras	43
Since the completion of the Merger, Enrique Miñarro Viseras has served as the vice president and general manager of the Industrial Technologies and Services, Europe, Middle East, India and Africa (EMEIA) business unit of the combined company and since January 2021 has additionally served as the general manager of the global PVS business, overseeing a majority of the historical PVS brands including Nash, Garo, EMCO Wheaton Loading Arms, Hoffman, Lamson, BelissMorcom, Reavell and Mako.

Prior to the Merger, Mr. Miñarro Viseras served as vice president and general manager, Industrials Segment EMEIA Region at Gardner Denver since May 2016 where he has been responsible for leading all Industrials segment operations, including sales, service, engineering, product management and manufacturing within Europe, Middle East, Africa and India.

Name	Age	Principal Occupation and Other Information

Prior to Gardner Denver, Mr. Miñarro Viseras had an extensive 15-year career at Emerson Network Power and Emerson Industrial Automation, most recently serving as the Managing Director, Emerson Network Power from May 2015 to April 2016.

Prior to Managing Director, Mr. Miñarro Viseras held the position of President, Control Techniques for Emerson Industrial Automation from July 2012 to April 2015. He holds a doctorate in engineering plus a Master of Business Administration and a Master of Engineering and Management from Cranfield University, United Kingdom as well as a degree in industrial engineering from Universidad Politécnica of Valencia, Spain.

Mark Wagner	47	Since the completion of the Merger, Mark Wagner has served as the vice president and general manager of the Specialty Vehicle Technologies business unit, which includes the Club Car business.

Mr. Wagner joined Ingersoll-Rand plc in 1996 as a sales engineer and has served in numerous sales, contracting, sales operations and general management roles of increasing importance. Mr. Wagner’s most recent prior role was as the vice president of sales for Ingersoll Rand’s Residential HVAC business unit.

		Mr. Wagner holds a bachelor’s in industrial engineering from Penn State University and a Master of Business Administration from Indiana University, Kelley School of business.

Michael A. Weatherred	59
Since the completion of the Merger, Michael A. Weatherred has served as the senior vice president of the combined company, leading Ingersoll Rand Execution Excellence (IRX), Strategy and Business Development.

		Prior to the Merger, Mr. Weatherred served as vice president of Execution Excellence at Gardner Denver. He joined Gardner Denver in May 2018 as vice president of Gardner Denver Operating Systems.

Prior to joining Gardner Denver, Mr. Weatherred served as vice president of Growth in the Danaher Business System Office of Danaher Corporation from 2013 to May 2018. Before that, he spent 12 years at Danaher in its Dental and Product ID platforms in various general management, marketing and strategic account roles. Prior to joining Danaher in 2002, Mr. Weatherred spent time at Honeywell and Black & Decker in various sales, marketing and general management roles.

		Mr. Weatherred earned a Bachelor of Science in accounting from Pittsburg State University and a Master of Business Administration from Loyola University.

Vikram Kini	40
Mr. Kini has served as our Senior Vice President, Chief Financial Officer since June 15, 2020. He joined Gardner Denver as its Director of Financial Planning and Analysis in 2011, has served as the Gardner Denver’s Vice President of Investor Relations since 2012, and has held other various finance leadership roles since 2012, including Vice President of Financial Planning and Analysis and Vice President of Finance, Industrials Segment. Prior to joining Gardner Denver, Mr. Kini served in various financial roles with General Electric Company, a multinational conglomerate, and SABIC, a multinational chemical manufacturing company.

PROPOSAL NO. 4—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2021.
Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.
The shares represented by your proxy will be voted for the ratification of the selection of Deloitte & Touche LLP unless you specify otherwise.
Audit and Non-Audit Fees
In connection with the audit of the 2020 financial statements, we entered into an agreement with Deloitte & Touche LLP which set forth the terms by which Deloitte & Touche LLP would perform audit services for the Company.
The following table sets forth the aggregate fees for professional services provided by Deloitte & Touche LLP for the audit of our financial statements for the fiscal years ended December 31, 2020 and 2019 and fees billed for other services rendered by Deloitte & Touche LLP for those periods, all of which were approved by the Audit Committee.
	For the Years Ended December 31, (in thousands)
	2020	2019
Fees:
Audit fees(1)	$8,510	$4,348
Audit Related fees(2)	5,462	6,839
Tax fees(3)	6,764	3,466
All other fees(4)	3,100	7,040
Total	$23,836	$21,693
(1)	Audit fees include fees for the annual integrated audit, quarterly reviews and non-U.S. statutory audits.
(2)	Audit related fees include fees primarily for business due diligence services and registration statement filings related to the Merger.
(3)
Tax fees include primarily tax advisory services related to the Merger and other tax-related matters. Tax fees also include fees of $295,000 and $316,000 for tax return preparation and review and transfer pricing services in 2020 and 2019, respectively.

(4)	All other fees include advisory services rendered in connection with the Merger.

The Audit Committee pre-approved all the services included in this table. The Audit Committee of the Board considered whether providing the non-audit services included in this table was compatible with maintaining Deloitte & Touche LLP’s independence and concluded that it was.
Consistent with SEC policies regarding auditor independence and our Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has established procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm and pre-approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE
RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR 2021.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under “The Board of Directors and Certain Governance Matters-Board Committees and Meetings-Audit Committee.” Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.
In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission (the “SEC”). In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.
Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC.
Submitted by the Audit Committee of the Company’s Board of Directors:
William P. Donnelly, Chair
Gary D. Forsee
John Humphrey

PROPOSAL NO. 5—NON-BINDING VOTE ON EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to stockholder vote to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed on pages 28 to 56. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote. At our 2018 annual meeting, we asked our stockholders to indicate if we should hold an advisory vote on the compensation of our named executive officers every one, two or three years. Because at our 2018 annual meeting our stockholders voted in favor of a triennial advisory vote, we again are asking our stockholders to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.
The text of the resolution in respect of Proposal No. 5 is as follows:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
In considering their vote, stockholders may wish to review with care the information on the Company’s compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 28 to 43 as well as the discussion regarding the Compensation Committee on pages 15 to 16.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE
COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
Submitted by the Compensation Committee of the Board of Directors:
Joshua T. Weisenbeck, Chair
Kirk E. Arnold
William P. Donnelly
Marc E. Jones
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) outlines our executive compensation philosophy and objectives, describes the elements of our executive compensation program, and explains how the Compensation Committee (the “Committee”) of the Board arrived at its compensation decisions for our 2020 named executive officers (“NEOs”) listed below:
NEOs/Executive Officers	Title
Vicente Reynal	Chief Executive Officer (“CEO”)
Vikram Kini(1)	Senior Vice President & Chief Financial Officer (“CFO”)
Andrew Schiesl	Senior Vice President, General Counsel, Chief Compliance Officer & Secretary
Enrique Miñarro Viseras	Vice President & General Manager, Industrial Technologies and Services, EMEIA and Pressure and Vacuum Solutions Group
Michael Weatherred	Senior Vice President, IR Execution Excellence (IRX) and Business Development
Emily Weaver(2)	Former Senior Vice President & Chief Financial Officer (“CFO”)
(1)	Mr. Kini was appointed Senior Vice President and Chief Financial Officer of the Company effective June 15, 2020.
(2)	Ms. Weaver served as Senior Vice President and Chief Financial Officer of the Company until June 15, 2020.
Executive Summary
Business Highlights
Despite the challenges posed by the COVID-19 pandemic, the Company had a truly transformational year in 2020 and the management team delivered on its primary goal of creating long-term value for stockholders by executing on several critical strategic priorities. Key recent achievements and metrics considered by the Committee in arriving on its compensation decisions for our NEOs include:
•	Completed the transformational merger between the Company and the Industrials Segment of Ingersoll Rand plc (the “Merger”)
•
One-year following the close of the Merger, achieved total shareholder return performance of 42.7%, which was 69% greater than the total shareholder return of the S&P 500 during the same time period of 25.2%

•	Achieved annualized Merger integration cost synergies of ~$175 million[1]
1
Includes approximately $110 million of annualized structural reductions executed, including approximately $85 million savings delivered in 2020, and approximately $65 million of annualized procurement savings executed, including approximately $30 million delivered in 2020.

•	In the course of less than a year, increased the overall three-year Merger related cost synergy target by 20% from the originally announced $250 million target to $300 million[2]
•
Expanded full year Adjusted EBTIDA margins (despite lower year-over-year revenue due primarily to COVID-19) through prudent cost controls and efficiency enhancements driven by applying Ingersoll Rand Execution Excellence (IRX) processes

•
Generated $866 million in FCF[3] and completed the year with a strong balance sheet, $2.7 billion in liquidity and a net debt to Adjusted EBITDA leverage ratio substantially similar to that as of the end of 2019

•
Continued the optimization of the Company’s portfolio of businesses through a number of highly accretive acquisitions including Albin Pump SAS and the Tuthill Vacuum and Blower Systems division of Tuthill Corporation

•
Announced an agreement to sell a majority interest in the Company’s High Pressure Solutions segment, which is expected to reduce the Company’s direct exposure to the upstream oil and gas market to immaterial levels

•	Added Sustainability as a strategic imperative, published the Company’s first Sustainability Report, and announced significant 2030 and 2050 Environmental Goals
•
Awarded approximately $150 million in equity to nearly 16,000 employees who were not otherwise eligible for equity awards under the Company’s management equity plan, further establishing an ownership culture where all employees can benefit from creating value as they contribute to the Company’s success

Certain Merger-Related and One-Time Compensation Elements in 2020
Because of the transformational nature of the Merger and the onset of the global COVID-19 pandemic, there were several one-time, non-recurring compensation actions taken in 2020. In addition, in connection with our decision to introduce three-year cliff-vesting performance-based equity awards, we made one-time “stub period” grants of time-vesting RSUs to address the annual vesting shortfall for participants in the two years leading up to the cliff vesting of the inaugural Performance Share Unit (“PSU”) award. Because these impacts are extraordinary and driven by the unique circumstances in 2020, we do not anticipate them occurring in future years. More detail on these one-time compensation elements in 2020 is set forth below:
•
Executive Officer and Board of Directors Compensation Reductions: In an effort to preserve cash in the interest of the long-term health and sustainability of the Company during the COVID-19 downturn, our executive officers (including each of our NEOs) and members of our Board of Directors volunteered to temporarily reduce their base salaries and cash director fees, respectively, by 15% from April 1, 2020 through the end of 2020.

•
One-time Transformational Merger-related Bonus: In recognition of the extraordinary efforts required to bring the Merger to completion, employees who played a significant role in the consummation of the Merger and related integration planning (including each of our NEOs) were awarded a one-time cash bonus. The bonuses were intended to serve as both reward for the efforts to bring about the Merger and associated initial synergy targets and motivation to maintain focus on the post-Merger integration and synergy obtainment, which resulted in the 20% increase in the cost synergy target as described above. These amounts were approved by the Committee in connection with the consummation of the Merger, which was overwhelmingly supported by our stockholders. For more information see “2020 Executive Compensation Program in Detail – One-Time Transformational Merger Bonuses.”

2
We expect to be able to realize the anticipated cost synergies of approximately $300 million by the end of year 3 after closing. We expect to incur approximately $450 million of expense in connection with both achieving these cost synergies and the associated stand-up of the new company.

3
FCF is defined as cash flows from operating activities minus capital expenditures. For a reconciliation of FCF to cash flows from operating activities, see Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations―Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2020.

•
Shift of Total Compensation Mix to be more Performance-Based and Resulting Stub-Period RSUs: In response to stockholder feedback, the Company introduced performance share units to the annual equity grant mix in 2020. The resulting compensation structure is beneficial to our stockholders given that when combined with stock options, 75% of annual equity value is delivered in instruments directly tied to increasing stockholder value over the long-term. However, as a consequence of our efforts to enhance the annual equity incentive awards’ link to specific long-term performance goals, the introduction of PSUs with 3-year cliff vesting created an annual vesting shortfall for participants in the two years leading up to the inaugural PSU award being 100% vested. To address this shortfall, which we believe could have negatively impacted retention and employee engagement, we awarded one-time “Stub Period” RSUs to ensure there was no decrease in the retention value of our annual long-term incentive awards caused by the shift towards performance-vested equity. For more information see “2020 Executive Compensation Program in Detail – One-Time “Stub Period” RSUs Granted in 2020”.

•
Merger-Related Relocation Costs: In connection with the Merger, the Company’s headquarters were moved from Milwaukee, WI to Davidson, NC. As a result, several NEOs were required to relocate. Consistent with standard market practices, the Company assumed relocation costs for impacted executives, which resulted in year-over-year increases to the “All Other Compensation” values reported in our “Summary Compensation Table”. These relocation costs were solely the result of the Merger and were a one-time expense designed to retain our top talent in light of the fact that relocating themselves and their families to Davidson, NC was a condition of continued employment. All relocation assistance was part of our standard relocation benefits offered to executives generally when relocating. Going forward, we expect perquisites to continue to be limited as they have been in the past. In addition, in September 2019, in connection with the pending Merger, we entered into retention and relocation bonus arrangements with certain non-executive officer key employees to induce them to stay with the Company and relocate to the Charlotte, NC area. This relocation bonus program included Mr. Kini, who at the time was not an executive officer and resulted in a payment of a portion of such bonus to Mr. Kini during 2020. For more information see “2020 Executive Compensation Program in Detail – One-Time Merger-Related Retention and Relocation Bonus – Mr. Kini”.

The table below defines our annual target compensation structure for our NEOs (other than Ms. Weaver who was not employed by the Company for the entire year), which reflects the primary direct compensation elements that the Committee considers when evaluating executive pay (namely, base salary; target bonus; and long term equity-based incentives (referred to as “Total Direct Compensation”)). The table excludes the extraordinary one-time compensation impacts described above (namely, the one-time Merger-related bonuses; the stub-period RSUs; Mr. Kini’s one-time relocation bonus; the COVID-19-related temporary base salary reductions; and the amounts included in the “All Other Compensation” column of the SCT). The Committee views Total Direct Compensation as a better illustration of the way the Committee looks at our current NEOs’ annual pay and the implementation of the Company’s compensation philosophy than the total values for 2020 displayed in the Summary Compensation Table (“SCT”) since the SCT is required to include extraordinary, one-time impacts.
NEO	2020 Base Salary Rate(1)	Target Bonus Amount	Annual Long-Term Incentive Awards(2)	Target Total Direct Compensation (“TDC”)	Summary Compensation Table (“SCT”) Total	Target TDC vs. SCT Total
						($)	(%)
Vicente Reynal	$1,000,000	$1,500,000	$6,700,000	$9,200,000	$12,141,175	($2,941,175)	(24.2%)
Vikram Kini	$450,000	$337,500	$1,000,000	$1,787,500	$2,021,301	($233,801)	(11.6%)
Andrew Schiesl	$500,000	$375,000	$950,000	$1,825,000	$3,401,488	($1,576,488)	(46.3%)
Enrique Miñarro Viseras(3)	$440,000	$374,000	$1,000,000	$1,814,000	$2,518,695	($704,695)	(28.0%)
Michael Weatherred	$415,000	$311,250	$700,000	$1,426,250	$1,941,818	($515,568)	(26.6%)
(1)	Reflects annual salary rates approved by the Committee for 2020, absent the impact of COVID-19 related reductions.
(2)	Annual LTI includes target value of equity issued in 2020 excluding stub period RSUs driven by the transition to a more performance-oriented structure.
(3)
Mr. Miñarro Viseras is based in Europe and compensated in Euros. Values comprising Target TDC reflect US dollar amounts approved by the Committee, which were translated to Euros upon payment at the then-current exchange rates.

Stockholder Engagement and “Say on Pay” Results
We value our stockholders’ perspectives on our business and each year proactively interact with investors through numerous engagement activities. In 2020, these included our annual stockholder meeting, quarterly earnings calls, and various investor conferences and meetings. Throughout 2020, management proactively engaged directly with our top 20 stockholders (with actively managed funds) through quarterly business updates, non-deal roadshows and investor conferences resulting in over 80 individual investor touchpoints with these stockholders to communicate Company strategy and provide updates on business performance.
At the Company’s annual meeting in May 2018, we received substantial support for our executive compensation program, with over 99% of the stockholders who voted on the “say on pay” proposal approving the compensation of our NEOs, which was consistent with the positive feedback we received in discussions with our stockholders throughout the year. Based on the positive feedback we received from our major stockholders, in addition to the vote result in 2018, we did not make substantive changes in 2019 to our compensation philosophy or the overall structure of our program. In 2020, to align with the transformational nature of the Company’s merger and better align executive compensation with long-term stockholder value creation, the Committee introduced annual grants of PSUs to our executive compensation program. These grants comprise 50% of the total long-term incentive (“LTI”) opportunity for each executive officer and are based on relative total shareholder return performance measured over a three-year period. Although there was no Say on Pay vote in 2020, we believe the overwhelming support for the Merger is indicative of the support stockholders have voiced not only for our business strategy, but also for the compensation programs that support that strategy. We will continue to keep an open dialogue with our stockholders to ensure that we have a regular pulse on investor perspectives. We hold advisory votes on the compensation of our NEOs every three years.
What Guides Our Program
Executive Compensation Philosophy
Our compensation philosophy continues to be centered on the following two key tenets: (1) building long-term value for our stockholders, and (2) driving employee engagement and retention. To that end, our executive compensation program is grounded in the following principles:
Attraction and Retention	Enable the Company to attract and retain highly-talented people with exceptional leadership capabilities.
Competitiveness
Provide total compensation opportunity levels that are competitive with those being offered to individuals holding comparable positions at other companies with which we compete for business and leadership talent.

Stockholder Alignment	Deliver majority of compensation through pay elements that are designed to create long-term value for our stockholders (see positioning versus market below), as well as foster a culture of ownership.
Pay for Performance	Ensure that a significant portion of an executive’s total compensation is variable (“at risk”) and dependent upon the attainment of certain specific and measurable business performance objectives.
Compensation Elements
Our compensation philosophy is supported by the following principal pay elements:
Element	Target Positioning vs. Market	Primary Objectives
Base Salary	Target at or Below Median	•	Attract and retain high-performing and experienced individuals
		•	Provide steady source of income
Annual Cash Incentives	Target at Median	•	Motivate executives to achieve challenging short-term performance goals
		•	Align with annual financial objectives

Element	Target Positioning vs. Market	Primary Objectives
Long-Term Equity Incentives	Target at 50th - 75th percentile	•	Align executives’ interests with those of stockholders
		•	Align with long-term business strategy
		•	Retain executive talent through multi-year vesting schedules
		•	Motivate sustainable performance that creates long-term value for stockholders
		•	Foster our Purpose and Values to build teams that think and act like owners
The following charts illustrate that a majority of NEO annual Target Total Direct Compensation (“TDC”) is performance-based. For our CEO, 89% of total compensation is delivered in variable compensation with the vast majority delivered in long-term incentives. On average, variable compensation for our other NEOs represents 74% of total compensation.

Compensation Governance Practices and Policies
The Committee has adopted the following practices and policies reflecting what it believes to be a best practices approach to executive compensation.
What We Do	What We Don’t Do
Significant Portion of Pay Focused on Long-Term Value Creation	No Tax Gross-Ups in Connection with Change-in-Control Severance
50% of annual long-term incentive compensation delivered in performance-vesting equity	No Executive Pensions
Market Leading Stock Ownership and Retention Guidelines	No Fixed-Term Employment Agreements
Incentive Plan Goals Aligned with Stockholder Interests	No Stock Option Repricing
Capped Annual Incentive Opportunities	No Hedging of Company Stock
Mitigation of Risk Through Compensation Risk Assessments
Independent Compensation Consultant
Incentive Compensation Clawback Policy

The Decision-Making Process
The Committee oversees the executive compensation program for our NEOs. The Committee works closely with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. For additional information regarding the Committee see “The Board of Directors and Certain Governance Matters―Board Committees and Meetings―Compensation Committee.”
The Role of the Committee. The Committee ensures that the executive compensation program supports the Company’s business goals and aligns with stockholder interests. The Committee annually reviews NEO compensation levels by considering various factors, including:
•	The relative importance of each NEO’s role and responsibilities
•	How the NEO has performed relative to these roles and responsibilities
•	Compensation practices of Peer Group companies (as defined below)
•	Overall company performance
•	Retention and Succession considerations
The Role of Management. Our CEO makes recommendations to the Committee regarding compensation for the executive officers other than himself. No member of management participates in discussions with the Committee regarding his or her own compensation.
The Role of the Independent Consultant. The Committee retained Pearl Meyer & Partners, LLC (“Pearl Meyer”), a compensation consulting firm, to assist it in evaluating the elements and levels of our executive compensation, including base salaries, annual cash incentive awards and equity-based incentives for our executive officers. In March 2021, the Committee determined that Pearl Meyer is independent from management and that Pearl Meyer’s work has not raised any conflicts of interest. Pearl Meyer reports directly to the Committee and the Committee has the sole authority to approve Pearl Meyer’s compensation and may terminate the relationship at any time.
During 2020, Pearl Meyer advised the Committee on a variety of topics, including competitive market assessment for executive and non-employee director compensation levels, merger-related compensation determinations, trends regarding COVID-19 related pay adjustments, compensation peer group review, review of governance matters pertaining to executive and employee compensation, and the structure of short- and long-term incentive programs.
Peer Group. The Committee believes it is important to understand current trends in compensation practices and pay levels for companies that are comparable to Ingersoll Rand. To assist the Committee in this analysis, the Committee, together with its independent consultant and input from management, develops a compensation Peer Group of comparable companies against which it performs benchmarking.
A revised Compensation Peer group was developed in anticipation of the Company’s transformational Merger. This revision resulted in the selection of companies that are similar in size (both in terms of revenue and market capitalization) and scope of operations to the Company after the Merger, and are representative of the companies with which we compete for revenue and talent.
Companies chosen are comparable in revenue and enterprise value to the Company, as the Committee believes revenue and enterprise value are key determinants of compensation levels. Companies selected generally have revenue of 1/2x - 2x of Ingersoll Rand’s revenue and enterprise value. In addition to size, companies are in comparable industries where we source executive talent. After taking these considerations into account plus additional input from its compensation consultant, the Committee decided to use the following Compensation Peer group (“Peer Group”) to help set compensation levels for 2020:
AMETEK, Inc.	Avery Dennison Corporation	Celanese Corporation
Dover Corporation	Flowserve Corporation	Fortive Corporation
IDEX Corporation	Mettler-Toledo International, Inc.	Oshkosh Corporation
Parker-Hannifin Corporation	Pentair Plc	Rockwell Automation, Inc.
Xylem, Inc.

The Committee does not rely solely on data from the Peer Group in establishing compensation levels and practices as highlighted above. However, given the Company’s focus on delivering long-term value creation for our stockholders, the Committee generally targets cash compensation of the NEOs at or below the median of the Peer Group and long-term equity incentive compensation between the 50th and 75th percentile of the Peer Group. Additionally, the Committee may also consider survey compensation data based on companies of similar size to Ingersoll Rand.
Many of the pay increases cited under “2020 Executive Compensation Program in Detail” were driven largely by the changes to the Peer Group that resulted from the Merger, as the Committee sought to continue to provide market competitive compensation opportunities consistent with the increased complexity of managing a larger organization, where applicable for such roles, and aligned with the philosophy described above.
2020 Executive Compensation Program in Detail
Base Salary
Base salary is the only fixed component of NEO cash compensation. An NEO’s base salary is related to the individual’s level of responsibility and provides them with a level of cash income predictability and stability with respect to a portion of their total compensation. The Committee believes that base salaries for executives should reflect competitive levels of pay and factors unique to each executive such as experience and breadth of responsibilities, performance, individual skill set, time in the role and internal pay parity. Base salaries are reviewed annually or at other times when appropriate (for example, promotions, changes in job scope and/or responsibilities, etc.) and may be increased from time to time pursuant to such review.
In recognition of the Company’s transformational Merger and significantly larger size and scope of operations, in February 2020, the Committee approved base salary increases to each of our NEOs for 2020 as outlined in the table below, in each case effective on the completion of the Merger. These base salary increases had been reviewed in 2019 by the Committee prior to the February 2020 approval and were designed to align with the compensation of our post-Merger peer group.
Consistent with our philosophy to focus on long-term variable pay versus fixed cash compensation, the Committee generally established 2020 salary rates at or below the median of Peer Group salary levels. In addition to the impact of the Merger on scope of responsibility, Mr. Kini’s year-over-year salary increase primarily reflects the significant expansion in his responsibilities in connection with his promotion from Vice President, Financial Planning & Analysis and Investor Relations to Senior Vice President and Chief Financial Officer, effective June 15, 2020.
The Committee viewed 2020 as an extraordinary year in which it was necessary to recalibrate pay levels to reflect the Company’s new business and size profile after the Merger and the accompanying expansion in oversight and responsibilities for each of our NEOs. In the future, the Committee does not anticipate granting salary increases of this magnitude other than in exceptional circumstances (for example, in connection with a promotion involving a significant increase in responsibilities).
As a result of the COVID-19 downturn, in an effort to preserve cash in the interest of the long-term health and sustainability of the Company, our executive officers (including each of our NEOs) and members of our Board of Directors volunteered to temporarily reduce their base salaries and cash director fees, respectively, by 15% from April 1, 2020 through the end of 2020.
The following table reflects the unadjusted base salary rates of our NEOs as of December 31, 2020 (other than Ms. Weaver who was no longer employed by the Company on that date) as well as the reduced base salary rates in effect from April 1, 2020 to December 31, 2020:
NEO	Unadjusted Base Salary Rate as of 12/31/19	Unadjusted Base Salary Rate as of 12/31/20(1)	% Increase	Reduced Base Salary Rate as of 12/31/20(2)
Vicente Reynal	$843,150	$1,000,000	19%	$850,000
Vikram Kini(3)	$272,121	$450,000	65%	$382,500
Andrew Schiesl	$460,000	$500,000	9%	$425,000
Enrique Miñarro Viseras(4)	$369,413	$440,000	23%	$374,000
Michael Weatherred	$351,900	$415,000	18%	$352,750

(1)	Reflects annual salary rates approved by the Committee during 2020, absent the impact of COVID-19 related reductions.
(2)	Unless otherwise noted, reflects reduced annual salary rates in effect from April 1, 2020 through December 31, 2020.
(3)
Mr. Kini was promoted to Senior Vice President and Chief Financial Officer of the Company on June 15, 2020. Prior to his promotion, Mr. Kini’s salary rate was increased from $272,121 to $325,000, effective March 1, 2020. Upon his promotion, his salary rate was increased to $450,000.

(4)
Mr. Miñarro Viseras is based in Europe and compensated in Euros. We converted his 2019 base salary (which was €330,000 EUR) to U.S. dollars at an exchange rate of 1.1194, which was the average monthly translation rate for 2019. His 2020 base salary was approved by the Committee at a rate of $440,000 USD per year, which was translated to €406,000 EUR at the then-current exchange rate. The percent increase for Mr. Miñarro Viseras reflects the calculation in local currencies to mute the impact of exchange rate fluctuations.

Annual Cash Bonus Opportunity
To tie a significant portion of their annual cash compensation to actual performance, each NEO is eligible for an annual cash bonus award under our Management Incentive Plan (“MIP”), based on the achievement of our financial goals for the Company and their respective business units.
A target annual bonus opportunity, expressed as a percentage of an NEO’s unreduced base salary rate at year-end, is established annually and may be adjusted from time to time by the Committee in connection with a NEO’s promotion or performance. The table below shows the 2020 target annual cash bonus opportunities for each of the NEOs other than Ms. Weaver, who was not eligible to receive a payment in respect of the MIP due to her departure from the Company in June 2020.
NEO	Target Bonus Opportunity (as a % of Salary)
Vicente Reynal	150%
Vikram Kini(1)	75%
Andrew Schiesl	75%
Enrique Miñarro Viseras	85%
Michael Weatherred	75%
(1)	Effective with his promotion on June 15, 2020, Mr. Kini’s Target Bonus Opportunity was increased from 50% of salary to 75%.
2020 Performance Measures. The MIP pays out to participants based on levels of performance against financial metrics established by the Committee. To be eligible for a payout, a participant must be employed by the Company through the payment date or have an Approved Retirement (as defined below under “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control―Treatment of Outstanding Equity Awards in the Event of Termination of Employment or Change in Control―Equity awards granted in 2020”) after the end of the year but before the payment date. To ensure the right level of accountability and line-of-sight, the performance measures vary depending upon the role and responsibility of the NEO. For 2020, annual cash bonus awards for Corporate NEOs (Messrs. Reynal, Kini, Schiesl, and Weatherred) were based on the achievement of overall corporate performance, as described below. Mr. Miñarro Viseras’ annual cash bonus award was based in part on the achievement of overall Industrial Technologies and Services (“ITS”) group performance (excluding the power tools division) and in part on the achievement of Industrials Technologies and Services EMEIA (“ITS EMEIA”) performance, as described below, to reflect his leadership of the Industrials EMEIA business unit and his ability to impact the overall Industrials Group. A detailed description of the 2020 MIP design and the calculation of the actual amounts paid to each of our NEOs is provided below.
For 2020, 100% of MIP payouts were based on Adjusted EBITDA performance. The Committee felt that a plan focused entirely on Adjusted EBITDA was appropriate following the Merger because it provides a reliable indicator of our strategic growth and the strength of our overall financial results. Adjusted EBITDA represents net income (loss) before interest, taxes, depreciation and amortization, as further adjusted to exclude certain non-cash, nonrecurring and other adjustment items.
For our Corporate NEOs, Corporate performance against the Adjusted EBITDA metric is determined based on achievement against the Adjusted EBITDA targets for the Company. For our NEO at the ITS group level, Mr. Miñarro Viseras, performance against the Adjusted EBITDA metric is based 30% on the total ITS segment (excluding the power tools division), and 70% on the ITS EMEIA region business unit.

The following table details the payout percentage associated with a corresponding performance level against the Adjusted EBITDA targets for our NEOs at both the Corporate and ITS group level, with the payout percentage for performance between such levels determined on a linear basis:
Performance Level	Adjusted EBITDA Performance % of Target	Payout % of Target
Below Threshold	<90%	0%
Threshold	90%	50%
Target	100%	100%
Maximum	110%	200%
Historically, the Committee approved performance metrics and goals for the MIP program at its February meeting. However, in light of preparations for the Merger with the Industrial segment of Ingersoll Rand and forecasting difficulties due to the Merger not yet being completed, the Committee approved the MIP performance metric in February, but did not approve goals until May 2020. In May, after the Merger, the Committee was able to consider both the pro-forma budget that each of the separate Gardner Denver and Ingersoll Rand Industrial Segment management teams had developed in February 2020 (prior to the completion of the Merger and prior to COVID-19-related shutdowns) (the, “Pre Merger Annual Operating Plan”, or “PAOP”) as well as a revised outlook established shortly after the Merger reflecting the first three months of actual 2020 performance plus the forecast for the final nine months of fiscal 2020 (the “3+9 Forecast”). This 3+9 Forecast included a more accurate understanding of the Company post-Merger given the newly-combined management team’s better access to financial data, and also included an estimate of the impact of COVID-19 on business operations.
In May 2020, based on its consideration of the PAOP and 3+9 Forecast, the Committee determined that the MIP program would be based on the PAOP developed in February 2020. However, the Committee reserved the ability to exercise discretion at year end to appropriately adjust final payouts based on performance against the 3+9 Forecast as well as an assessment of the evolving impact of COVID-19 on business operations. The Committee felt that adopting an approach grounded in the PAOP was the most prudent approach, but recognized that it might need to exercise its discretion given that the Company was simultaneously executing on a transformational merger and addressing the disruptions related to COVID-19. This approach was deemed to be reasonable given that the PAOP was impacted by forecasting difficulties that arose from the in-progress Merger and the fact that it was established before the start of the COVID-19 pandemic.
Adjusted EBITDA results are adjusted to the extent that actual foreign exchange rates by country differ by more than 5% of budgeted foreign exchange rates. In addition to setting Adjusted EBITDA targets for our business units, we set an annual corporate expense budget each year and any difference between actual and budgeted corporate expense may be allocated to the Adjusted EBITDA at our business units at the discretion of the Committee. While there are no individual goals for purposes of MIP award payments, the Committee, on the recommendation of Mr. Reynal, may adjust an incentive payment upward or downward for performance-related reasons for other NEOs. In addition, the Committee has discretion to adjust MIP award payments for unanticipated events.
In the first quarter of 2021, the Committee exercised its discretion in determining 2020 MIP payouts following a review of performance against the PAOP, the revised 3+9 Forecast and the evolving impact of COVID-19. It noted that the Company as a whole had performed better than the 3+9 Forecast. However, despite achievement vs. the 3+9 Forecast that would have resulted in above target MIP payouts for the NEOs at the Corporate level, the Committee determined that payouts to the NEOs should be capped at 100% of target in recognition of lack of achievement relative to the PAOP Target. In recognition of the more significant impact of COVID-19 on the Company’s European business, the Committee also determined to exercise its discretion to pay Mr. Miñarro Viseras his target bonus amount for 2020, notwithstanding below target achievement at the ITS group level.

The following table sets forth our actual performance in 2020 and the actual payout percentage achieved with respect to the Adjusted EBITDA metric applicable to our NEOs at the Corporate level (other than Ms. Weaver, who was not eligible to receive a payment under the MIP due to her departure from the Company in June 2020) under each of the PAOP and the 3+9 Forecast.
Population	Weight	Total Company Adjusted EBITDA ($mm)			Achievement Percentage vs.
		PAOP Target	“3+9” Forecast Target	Actual Results	PAOP	“3+9” Forecast
Corporate NEOs	100%	$1,252	$1,022	$1,051	84%	103%
We believe the Adjusted EBITDA goals under the PAOP and the 3+9 Forecast provided extremely challenging goals for plan participants at the ITS group level, including Mr. Miñarro Viseras, given the 2020 business environment. At the ITS group level, actual performance against the Adjusted EBITDA metric under the PAOP was 85% of target for the total ITS segment and 77% of target for the ITS EMEIA region, resulting in a weighted payout percentage of 84% for Mr. Miñarro Viseras. Actual performance against the Adjusted EBITDA metric under the “3+9” forecast was 103% of target for the total ITS segment and 90% of target for the ITS EMEIA region, resulting in a weighted payout percentage of 94% for Mr. Miñarro Viseras.
Based on the foregoing, the following table illustrates the calculation of the annual cash incentive awards payable to our NEOs (other than Ms. Weaver) under the 2020 MIP in light of these performance results and the Committee’s discretion.
NEO	Unadjusted Base Salary Rate as of 12/31/20	Target Bonus %	Target Bonus Amount	Adjusted EBITDA Performance				Approved Payout %, incl. Cmte Discretion	2020 MIP Payout
				vs. PAOP(1)		vs. “3+9” Forecast(1)
				Achieve- ment %	Calc’d Payout %	Achieve- ment %	Calc’d Payout %
Vicente Reynal	$1,000,000	150%	$1,500,000	84%	0%	103%	129%	100%	$1,500,000
Vikram Kini(2)	$450,000	64%	$286,475	84%	0%	103%	129%	100%	$286,475
Andrew Schiesl	$500,000	75%	$375,000	84%	0%	103%	129%	100%	$375,000
Enrique Miñarro Viseras(3)	$463,368	85%	$393,863	77%	0%	94%	70%	100%	$393,863
Michael Weatherred	$415,000	75%	$311,250	84%	0%	103%	129%	100%	$311,250
(1)
For Messrs. Reynal, Kini, Schiesl, and Weatherred, reflects achievement and calculated payout factors vs. targets for the Company. For Mr. Miñarro Viseras, reflects achievement and calculated payouts factors based 30% on the total ITS segment (excluding the power tools division), and 70% on the ITS EMEIA region.

(2)	Target bonus reflects Mr. Kini’s pro-rated pre- and post-promotion target bonus percentages (50% and 75%, respectively).
(3)
Mr. Miñarro Viseras is based in Europe and compensated in Euros. Regardless of the prevailing exchange rate in effect at the actual time of payment, for consistency with the values reported in the “Summary Compensation Table”, all values have been converted to U.S. dollars at an exchange rate of 1.1413, which was the average monthly translation rate for 2020.

One-Time Transformational Merger Bonuses
On February 27, 2020, in connection with the consummation of the Merger and after careful consideration over the course of two Committee meetings, the Committee awarded transaction bonuses to certain individuals (including each of the NEOs) who played a significant and integral role in bringing about, negotiating and consummating the Merger as well as the integration planning that resulted in 2020 annualized Merger integration cost synergies of ~$175 million and an overall three-year Merger related cost synergy target of $300 million.1 The transaction bonuses recognize the overwhelming stockholder support for the Merger and the extraordinary efforts of our management team in bringing the transformative Merger to completion and establishing an integration plan that resulted in obtaining these cost synergies and creating significant stockholder value since the date of the Merger.
The transaction bonus amounts awarded to each of the NEOs, as outlined in the table below, were set equal to 100% of their then current MIP target values. In determining to award the transaction bonuses in the amount
1
2020 annualized Merger integration cost synergies included approximately $110 million of annualized structural reductions executed, including approximately $85 million savings delivered in 2020, and approximately $65 million of annualized procurement savings executed, including approximately $30 million delivered in 2020. We expect to be able to realize the anticipated cost synergies of approximately $300 million by the end of year 3 after closing. We expect to incur approximately $450 million of expense in connection with both achieving these cost synergies and the associated stand-up of the new company.

of the NEOs’ MIP target values, the Committee took into consideration benchmarking data provided by Pearl Meyer and the instrumental role of the NEOs in bringing about, negotiating and consummating the Merger as well as the integration planning that resulted in stockholder value creation described above.
NEO	Transaction Bonus
Vicente Reynal	$843,150
Vikram Kini	$125,000
Andrew Schiesl	$375,000
Enrique Miñarro Viseras(1)	$388,430
Michael Weatherred	$311,000
Emily Weaver	$100,000
(1)
Mr. Miñarro Viseras is based in Europe and compensated in Euros. Regardless of the prevailing exchange rate in effect at the actual time of payment, for consistency with the values reported in the “Summary Compensation Table”, bonus value has been converted to U.S. dollars at an exchange rate of 1.1413, which was the average monthly translation rate for 2020.

One-Time Merger-Related Relocation and Retention Bonus – Mr. Kini
In May 2019, after we had entered into the Merger Agreement, we entered into change in control severance agreements with certain key non-executive officer employees, including Mr. Kini, who was not an executive officer at that time, as part of a retention program to induce them to stay with the Company and remain focused on our business while the Merger transaction was pending. The arrangement originally provided for a payment in the amount of $244,901 for Mr. Kini if he remained employed by the Company through the completion of the Merger and his employment was subsequently terminated by the Company. In September 2019, we identified certain non-executive key employees who were part of this retention program (including Mr. Kini) whose contributions we determined would be critical to the Company’s continued success following the Merger, and converted their change in control severance arrangements into relocation and retention bonuses payable if they remained employed by the Company and relocated to the Charlotte, North Carolina area by September 1, 2020. In consideration of the impact of the COVID-19 pandemic, in May of 2020 we further amended the program to provide that certain participants (including Mr. Kini) would become entitled to 50% of the original bonus amount if they remained employed by the Company through September 1, 2020, and committed by such time to relocate to the Charlotte, North Carolina area. Under this amendment, they would then become entitled to the remaining 50% of the original bonus amount once they actually relocated to the Charlotte, North Carolina area (assuming they remained employed by the Company). The amount that became payable to Mr. Kini under this program in 2020 is reflected in the “Bonus” column of the SCT.
Long-Term Equity Incentive Awards
Our long-term incentive awards, established through our Ingersoll Rand Inc. Amended and Restated 2017 Omnibus Incentive Plan (our “2017 Omnibus Incentive Plan”), are intended to drive executives to deliver strong stock performance, align our executives’ experience with long-term stockholder value creation, and to attract and retain highly-qualified executives. The details of these awards are as follows:
•
50% in Performance Share Units (PSUs). The PSUs have a 3-year performance period that runs from January 1, 2020 through December 31, 2022 (the “Performance Period”) and performance is measured based on Relative TSR vs. S&P 500 as follows:

○	Threshold Performance: 35th percentile positioning vs. index = 50% payout
○	Target Performance: 55th percentile positioning vs. index = 100% payout
○	Superior Performance: 75th (or greater) percentile positioning vs. index = 200% payout (capped)
The payout under the PSUs will be capped at 100% if the Company’s TSR is negative.

TSR is calculated as the appreciation in the price per share of a company’s common stock during the Performance Period (assuming any dividends or distributions are reinvested), expressed as a percentage, and Relative TSR is based on the percentile rank of the Company’s TSR against the TSRs of the companies and entities that, on January 1, 2020, comprised the S&P 500.1
•	25% in Time-Vesting Restricted Stock Units (RSUs). RSUs vest in equal, annual installments over a four-year period.
•	25% in Time-Vesting Stock Options. Stock Options vest in equal, annual installments over a four-year period, and expire 10 years from the grant date.
Total target values for annual equity awards granted in 2020 for each NEO are shown below:
NEO	PSUs (50%)	RSUs (25%)	Stock Options (25%)
Vicente Reynal	$3,350,000	$1,675,000	$1,675,000
Vikram Kini(1)	$500,000	$250,000	$250,000
Andrew Schiesl	$475,000	$237,500	$237,500
Enrique Miñarro Viseras	$500,000	$250,000	$250,000
Michael Weatherred	$350,000	$175,000	$175,000
Emily Weaver	$825,000	$412,500	$412,500
(1)	Reflects total value of: (i) annual grants made on March 6, 2020, and (ii) supplemental promotion grants made on June 30, 2020.
Target annual equity award values were determined based on our competitive market analysis and our compensation philosophy which calibrates award levels between market median and 75th percentile.
These grant amounts were translated into a target number of performance share units, shares of restricted stock and stock options by taking such dollar amount and dividing it by the per share or per option “fair value” that was used for reporting the compensation expense associated with the grant under applicable accounting guidance, which “fair value” was based in part on the per share closing price of our common stock on the NYSE on the date of grant.
Shift of Total Compensation Mix to be more Performance-Based and Resulting One-Time, Make Whole “Stub Period” RSUs
Prior to 2020, annual equity grants were delivered in an equal mix of RSUs and Stock Options, which vested in equal, annual increments over a four-year period. As a consequence of our efforts to enhance the annual equity incentive awards’ link to long-term performance, our movement from 100% time-vested equity to a majority performance-based program with the introduction of PSUs shifted 50% of the annual equity grants to a three-year cliff-vested vehicle. The resulting compensation structure is beneficial to our stockholders given that when combined with stock options, 75% of annual equity value is delivered in instruments directly tied to increasing stockholder value over the long-term. As a balance to the performance-oriented nature of our equity program, the remaining 25% is delivered in time-vested restricted stock.
However, absent intervention, this change in annual equity mix would have had the effect of creating a temporary annual vesting shortfall for legacy participants in the two years leading up to the inaugural PSU award vesting, thereby adversely impacting employee engagement as well as the retention value of the annual equity awards. To address this shortfall, participants were made whole with a supplemental one-time grant of “Stub Period” RSUs equal to 25% of their annual equity award target value. Stub Period RSUs vest in equal, annual increments over the two-year shortfall period.
1
If prior to the end of the Performance Period a company or entity that is in the S&P 500 on January 1, 2020 ceases to publicly report, on either a recognized stock exchange or “over the counter” market, a share price for the security used to determine the stock price at the beginning of the Performance Period and such company or entity has not become “Insolvent” (as defined in the applicable award agreement), such company or entity will be excluded from the ranking. In addition, if a company or entity that is in the S&P 500 on January 1, 2020 becomes Insolvent prior to the end of the Performance Period, then such company or entity will be treated as having a cumulative TSR of negative one hundred percent (-100%).

Target values of the “Stub Period” RSUs granted in March 2020 for each NEO are shown below:
NEO	One-Time Stub Period RSUs
Vicente Reynal	$1,675,000
Vikram Kini	$100,000
Andrew Schiesl	$237,500
Enrique Miñarro Viseras	$250,000
Michael Weatherred	$175,000
Emily Weaver	$412,500
Vesting of Equity Awards Made Prior to our Initial Public Offering
Prior to our initial public offering, in 2014, 2015, 2016 and 2017, we granted long-term equity awards pursuant to our 2013 Stock Incentive Plan for Key Employees of Ingersoll Rand Holdings, Inc. (our “2013 Stock Incentive Plan”) to our NEOs in the form of stock options, with 50% of each award vesting based on time-based vesting conditions (“Time Options”) and 50% of each award vesting based on performance-based vesting conditions (“Performance Options”). A portion of these Performance Options were eligible to vest on December 31, 2020 if and only to the extent that the Company achieved the annual adjusted EBITDA performance target for fiscal 2020 set by the Committee (where “adjusted EBITDA” refers to earnings before interest, taxes, depreciation and amortization plus transaction, management and/or similar fees paid to KKR and/or its affiliates). The fiscal 2020 adjusted EBITDA performance target was $630 million and our adjusted EBITDA performance for fiscal 2020 was $1.078 billion. Therefore, the portion of the Performance Options held by our NEOs that was eligible to vest based on the Company’s fiscal 2020 adjusted EBITDA performance vested.
Other Compensation Practices and Policies that Align Our NEOs to Our Stockholders
Stock Ownership and Retention Policy
To align the interests of our management and directors with those of our stockholders, the Board of Directors concluded that certain of our executives (the “Covered Executives”) and non-employee directors should have a significant financial stake in the Company’s stock. To further that goal, we implemented market-leading stock ownership guidelines (the “Guidelines”) in 2017, the year we completed our initial public offering. The Covered Executives and non-employee directors are required to hold a specific level of equity ownership as outlined below.
Covered Executives: The Guidelines apply to the Covered Executives in three tiers. The stock ownership levels under the Guidelines, expressed as a multiple of the Covered Executive’s annual base salary rate as of January 1st of the year, are as follows:
Tier	Covered Executives	Multiple of Salary
Tier One	Chief Executive Officer	10x Salary
Tier Two	Chief Financial Officer and General Counsel	5x Salary
Tier Three	P&L and Corporate Leaders	3x Salary
Retention Requirement: There is no required time period within which a Covered Executive must attain the applicable stock ownership level under the Guidelines. However, until the applicable ownership level is achieved, Covered Executives must retain 75% of net shares granted to them. Once the ownership guideline is met, Covered Executives must retain 30% of net shares granted to them; however, this requirement drops to 20% for a Covered Executive upon the earlier of a (1) such Covered Executive reaching the age of 55 and (2) such covered executive achieving 10 years of service with the Company and terminates upon the earlier of (1) such Covered Executive reaching the age of 60 and (2) such covered executive achieving 15 years of service with the Company.
The shares counted toward these ownership requirements include shares owned outright and vested stock options. The retention requirement applies to all prior and future grants. These ownership requirements are set at levels that the Company believes are robust given the Covered Executives’ respective salaries and responsibilities.

Non-Employee Directors: Our non-employee directors are required to hold 75% of net shares granted to them under our benefit plans until they own equity equal to five times their annual cash retainers. Once the ownership guideline is met, directors must retain 30% of the net shares granted to them under our benefit plans until their retirement.
As of January 1, 2021, all our NEOs and then serving directors who were with the Company for at least one year were in compliance with the applicable stock ownership levels under the Guidelines.
Hedging and Pledging Policies
The Company’s Securities Trading Policy requires executive officers and directors to consult the Company’s General Counsel prior to engaging in transactions involving the Company’s securities. The Company’s Securities Trading Policy prohibits directors and executive officers from hedging or monetization transactions including, but not limited to, through the use of financial instruments such as exchange funds, variable forward contracts, equity swaps, puts, calls, and other derivative instruments, or through the establishment of a short position in the Company’s securities. The Company’s Securities Trading Policy limits the pledging of Company securities to those situations approved by the Company’s General Counsel.
Incentive Compensation Clawback Policy
We have adopted a clawback policy for incentive compensation. The Committee determined that it may be appropriate to recover annual and/or long-term incentive compensation in specified situations. Under the policy, if the Committee determines that incentive compensation of its current and former Section 16 officers (or any other employee designated by the Board or the Committee) was overpaid, in whole or in part, as a result of a restatement of the reported financial results of the Company or any of its segments due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law), and such restatement was caused or contributed, directly or indirectly, by such employee’s fraud, willful misconduct or gross negligence, then the Committee will determine, in its discretion, whether to seek to recover or cancel any overpayment of incentive compensation paid or awarded during the three-year period preceding the date on which the Company is required to prepare the restatement.
Other Benefits
While our compensation philosophy is to focus on performance-based forms of compensation while providing only minimal executive benefits and perquisites, we provide to all our employees, including our NEOs, broad-based employee benefits that are intended to attract and retain employees while providing them with retirement and health and welfare security. These include:
•	a 401(k) savings plan;
•	medical, dental, vision, life and disability insurance coverage; and
•	dependent care and healthcare flexible spending accounts.
401(k) Plan
Our U.S. eligible employees, including our NEOs other than Mr. Miñarro Viseras, participate in the Ingersoll Rand Inc. Retirement Savings Plan (the “401(k) plan”), which is a tax-qualified retirement savings plan. Eligible employees hired on and after January 1, 2014, are automatically enrolled in the 401(k) plan to make pre-tax salary contributions, unless they decline participation. Under the 401(k) plan, we match 100% of the first 6% of a participant’s eligible pre-tax and/or Roth salary contributions, subject to all IRS annual limits and plan limitations. Participants are 100% vested in employee salary contributions and Company matching contributions. 401(k) plan participants may elect to contribution up to 100% of their annual eligible compensation (either through pre-tax or Roth contributions), subject to annual IRS and plan limitations.
Supplemental Excess Defined Contribution Plan
In addition to the 401(k) plan, U.S. employees with a salary grade of 20 or higher (generally senior managers and above), including the NEOs other than Mr. Miñarro Viseras, are eligible to participate in the Ingersoll Rand, Inc. Supplemental Excess Defined Contribution Plan (the “Excess Contribution Plan”), which is funded through a Rabbi Trust. This Excess Contribution Plan is intended to permit Company matching contributions on eligible compensation contributions in excess of the annual limitations imposed by the IRS on our tax-qualified 401(k) plan.

Eligible employees may contribute to the Excess Contribution Plan when they exceed (i) the annual IRS pre-tax/Roth contribution limits and the annual catch-up contribution limit for participants age 50 or over or (ii) the annual IRS compensation limit, under the 401(k) plan. Under the Excess Contribution Plan, we match 100% of the first 6% of a participant’s eligible salary contributions to the Excess Contribution Plan. Company matching contributions under the Excess Contribution Plan are contributed to the Rabbi Trust in the form of cash rather than our common stock. All employee and Company matching contributions are fully vested immediately.
Limited Perquisites
Executive perquisites are not part of our general compensation philosophy; however, we provide limited perquisites and personal benefits that are not generally available to all employees when necessary to attract top talent. These are typically set forth in the offer letters or employment agreements we enter into with our executive officers. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2020—Summary of NEO Offer Letters and Employment Agreements.” For example, in 2020 per his employment agreement, Mr. Miñarro Viseras was entitled to international school assistance and use of a company car.
Severance and Change in Control Agreements
The Company believes that reasonable and appropriate severance and change in control benefits are necessary in order to be competitive in the Company’s executive attraction and retention efforts. As discussed below, the offer letters we enter into with our NEOs provide for certain payments, rights and benefits to the NEOs upon an involuntary termination of employment without Cause (as defined in “Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control-Severance Arrangements and Restrictive Covenants” below) from the Company or a termination by the NEO for Good Reason (as defined in “Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control-Severance Arrangements and Restrictive Covenants” below). In addition, our equity award agreements provide for accelerated vesting upon a change in control in certain circumstances and upon certain qualifying terminations of employment, as more fully described above under “―Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2020―Terms of Equity Awards.”
In April 2020, Messrs. Reynal and Schiesl proactively recommended to the Board that their respective offer letters should be amended to align their severance terms with those of Ms. Weaver and Mr. Weatherred, and to be more in keeping with the Company’s compensation philosophy. Specifically, they recommended and agreed to reduce the amount of severance to which each of them is entitled in the event of a qualifying termination from (a) an amount equal to the sum of (x) his annual base salary and (y) the annual incentive award under the MIP, if any, earned in respect of our fiscal year preceding the fiscal year in which the termination date occurs to (b) an amount equal to his annual base salary.
Risk Management and Mitigation of Compensation Policies and Practices
The Committee has reviewed our incentive compensation programs, discussed the concept of risk as it relates to our compensation program, considered various mitigating factors, and reviewed these items with its independent consultant, Pearl Meyer. In addition, our Committee asked Pearl Meyer to conduct an independent risk assessment of our executive compensation program. Based on these reviews and discussions, the Committee does not believe our compensation program creates risks that are reasonably likely to have a material adverse effect on our business.
For the foregoing reasons, the Committee has concluded that the programs by which our executives are compensated strike an appropriate balance between short-term and long-term compensation and incentivize our executives to act in a manner that prudently manages enterprise risk.
Employment Agreements
We do not typically enter into employment agreements with our NEOs; however, we entered into an employment agreement with Mr. Miñarro Viseras when he joined the Company in 2016 and we entered into a new employment agreement with him in October 2018 in connection with our competitive review of executive officer compensation. In addition, we entered into offer letters setting forth initial compensation and benefits, as well as severance terms, for their service in substantially their current roles with Messrs. Reynal, Schiesl and

Weatherred. Full descriptions of the material terms of the employment agreements we entered into with Mr. Miñarro Viseras and the offer letters we entered into with Messrs. Reynal, Schiesl, and Weatherred are presented below in “―Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2020.”
Transition Agreement - Ms. Weaver
In June 2020, in connection with her separation from the Company, to secure her provision of transitional services to the Company and to induce her to enter into a release and waiver of claims in favor of the Company, we entered into a transition agreement with Ms. Weaver. See “―Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2020” and “―Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control.”

Summary Compensation Table
The following table provides summary information concerning compensation of our NEOs for services rendered to us during the years indicated.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Vicente Reynal, Chief Executive Officer	2020	861,358	843,150	6,699,947	1,674,996	1,500,000	561,723	12,141,175
	2019	823,988	―	2,175,009	2,175,003	269,808	91,703	5,535,511
	2018	766,500	―	1,999,999	2,000,003	528,885	409,961	5,705,349

Vikram Kini, SVP, and Chief Financial Officer(6)	2020	340,562	247,455	849,930	249,994	286,475	46,886	2,021,301

Andrew Schiesl, SVP, General Counsel, Chief Compliance Officer and Secretary	2020	437,083	375,000	949,973	237,493	375,000	1,026,939	3,401,488
	2019	460,000	―	362,497	362,497	110,400	40,921	1,336,315
	2018	460,000	―	337,496	337,495	238,050	42,954	1,415,995

Enrique Miñarro Viseras, VP & GM, Industrial Technologies and Services, EMEIA(7)	2020	396,782	388,430	999,995	249,998	393,863	89,626	2,518,695
	2019	369,803	―	249,996	250,004	237,163	234,140	1,341,105
	2018	350,562	―	499,997	500,002	249,950	213,203	1,813,714

Michael Weatherred, SVP, IR Execution Excellence (IRX), Strategy & Business Development	2020	357,796	311,000	699,975	174,999	311,250	86,799	1,941,818
	2019	350,175	―	175,014	175,004	56,304	33,842	790,338

Emily Weaver, Former SVP, and CFO(8)	2020	265,938	100,000	3,839,181	1,142,238	―	694,666	3,130,390
	2019	47,917	500,000	1,874,988	624,996	40,729	145	3,088,774
(1)
The base salary of Messrs. Reynal, Kini, Schiesl, Miñarro Viseras and Weatherred were increased effective following the completion of the Merger on March 1, 2020 as follows: Mr. Reynal―from $843,150 to $1,000,000; Mr. Kini―from $272,121 to $325,000; Mr. Schiesl―from $460,000 to $500,000; Mr. Miñarro Viseras―from €330,000 to €406,000; and Mr. Weatherred from $351,900 to $415,000. Mr. Kini’s base salary was further increased to $450,000 effective upon his promotion to Senior Vice President and Chief Financial Officer on June 15, 2020. Each of our NEOs’ base salary was reduced by 15% from April 1, 2020 through December 31, 2020.

(2)
Amounts shown for 2020 reflect one-time bonuses made in recognition of extraordinary efforts related to the merger and integration as discussed under “Compensation Discussion and Analysis―2020 Executive Compensation Program in Detail―One-Time Transaction Bonuses.” In addition, with respect to Mr. Kini, the amount shown reflects the portion of his retention and relocation bonus earned in 2020 as discussed under “Compensation Discussion and Analysis―2020 Executive Compensation Program in Detail―One-Time Merger-Related Retention and Relocation Bonus―Mr. Kini.”

(3)
Represents the aggregate grant date fair value of the RSU, PSU and stock option awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“FASB ASC Topic 718”), using the assumptions discussed in Note 16: “Stock-Based Compensation Plans” of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. The final value of the PSUs granted in fiscal 2020 will be determined subject to achievement under the relative total shareholder return measure. As the PSUs are only subject to market conditions and a service period requirement as defined under FASB ASC Topic 718, they have no maximum grant date fair values that differ from the fair values presented in the table. In addition, with respect to Ms. Weaver, the amounts shown in the “Stock Awards” and “Option Awards” columns also reflects the incremental fair value in connection with the modification of her outstanding options and RSUs granted in 2019 and 2020 as described under “Narrative to Summary Compensation Table and Grants of Plan-Based Awards in 2020―Summary of NEO Offer Letters and Employment Agreement―Transition Agreement with Ms. Weaver.”

(4)	Amounts shown for 2020 reflect amounts earned under our 2020 MIP.
(5)	Amounts reported under All Other Compensation for 2020 reflect the following:
Name	Matching Contributions ($)(a)	Relocation Services ($)(b)	Tax Gross-Up / Equalization Payments ($)(c)	Company Paid Life Insurance Premiums ($)	Tax Preparation Services ($)	Severance Payments ($)(d)	Other ($)(e)	Total Other Compensation ($)
Vicente Reynal(f)	186,978	272,551	93,733	1,746	6,715	―	―	561,723
Vikram Kini	45,733	519	―	634	―	―	―	46,886
Andrew Schiesl	66,599	853,176	106,043	1,121	―	―	―	1,026,939
Enrique Miñarro Viseras	―	21,414	17,439	―	9,365	―	41,408	89,626
Michael Weatherred	49,896	29,380	6,732	792	―	―	―	86,799
Emily Weaver	24,400	262,836	85,300	792	―	321,338	―	694,666
(a)	Reflects Company matching contributions in the tax-qualified 401(k) Plan and the non-tax-qualified Excess Contribution Plan.
(b)
For all executives other than Mr. Miñarro Viseras, reflects relocation assistance in connection with the move of our Corporate Headquarters from Milwaukee, WI to Davidson, NC. General services covered under this assistance included: (i) departure home sale, (ii) moving expenses, (iii) home finding and new home purchase assistance, and (iv) temporary housing. For Mr. Schiesl, also includes loss on resale of his departure home. All such relocation assistance was part of our standard relocation benefits offered to executives generally when relocating. Such assistance was a one-time expense designed to retain our top talent in light of the fact that relocating themselves and their families to Davidson, NC was a condition of continued employment. As to Mr. Miñarro Viseras, value primarily reflects reimbursement of lease cancellation fees related to a discontinued housing allowance.
(c)
For all executives other than Mr. Miñarro Viseras, reflects a tax equalization payment with respect to relocation payments. As with the relocation services, these items were a one-time item expense to ensure that we were able to retain our top talent, notwithstanding our relocation. As to Mr. Miñarro Viseras, value reflects a tax gross-up relating to reimbursement of school fees.

(d)	Reflects severance payments made pursuant to Ms. Weaver's transition agreement.
(e)
Reflects actual Company expenditures for use, including business use, of a Company car, including expenditures for the car lease and gas, and reimbursement of school fees for Mr. Miñarro Viseras' children.

(f)
In 2020, Mr. Reynal was permitted a one-time personal use of the company-leased aircraft at the height of the COVID-19 pandemic, for which he reimbursed the full incremental cost to the Company. The incremental cost reimbursed by Mr. Reynal to the Company for his one-time personal use of the Company-leased aircraft was calculated using the full actual operating costs for such flight charged by the leasing company, which includes an hourly use rate, fuel rate and other flight-related fees and expenses.

(6)	Mr. Kini was appointed Senior Vice President and Chief Financial Officer of the Company effective June 15, 2020.
(7)
Mr. Miñarro Viseras is based in Europe and compensated in Euros. We converted his 2020 cash compensation, his amounts earned under our 2020 MIP, and amounts shown in the “All Other Compensation” column for him to U.S. dollars at an exchange rate of 1.1413, which was the average monthly translation rate for 2020.

(8)	Ms. Weaver served as Senior Vice President and Chief Financial Officer of the Company until June 15, 2020. She left the Company on June 30, 2020.
Grants of Plan-Based Awards in 2020
			Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Vicente Reynal			750,000	1,500,000	3,000,000
	3/6/20	2/13/20				60,273	120,546	241,092				3,349,973
	3/6/20	2/13/20							60,273			1,674,987
	3/6/20(6)	2/13/20							60,273			1,674,987
	3/6/20	2/13/20								170,918	$27.79	1,674,996
Vikram Kini			143,238	286,475	572,950
	3/6/20	2/13/20				3,598	7,196	14,392				199,977
	3/6/20	2/13/20							3,598			99,988
	3/6/20(6)	2/13/20							3,598			99,988
	3/6/20	2/13/20								10,204	$27.79	99,999
	6/30/20(7)	6/12/20				5,334	10,668	21,336				299,984
	6/30/20(7)	6/12/20							5,334			149,992
	6/30/20(7)	6/12/20								13,321	$28.12	149,994
Andrew Schiesl			187,500	375,000	750,000
	3/6/20	2/13/20				8,546	17,092	34,184				474,987
	3/6/20	2/13/20							8,546			237,493
	3/6/20(6)	2/13/20							8,546			237,493
	3/6/20	2/13/20								24,234	$27.79	237,493
Enrique Miñarro Viseras			63,483	423,221	846,443
	3/6/20	2/13/20				8,996	17,992	35,984				499,998
	3/6/20	2/13/20							8,996			249,999
	3/6/20(6)	2/13/20							8,996			249,999
	3/6/20	2/13/20								25,510	$27.79	249,998
Michael Weatherred			155,625	311,250	622,500
	3/6/20	2/13/20				6,297	12,594	25,188				349,987
	3/6/20	2/13/20							6,297			174,994
	3/6/20(6)	2/13/20							6,297			174,994
	3/6/20	2/13/20								17,857	$27.79	174,999

			Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Emily Weaver			122,188	244,375	488,750
	3/6/20	2/13/20				14,843	29,686	59,372				824,974
	3/6/20	2/13/20							14,843			412,487
	3/6/20(6)	2/13/20							14,843			412,487
	3/6/20	2/13/20								42,091	$27.79	412,492
	6/12/20(8)								56,171			1,644,141
	6/12/20(8)									65,789	$33.38	548,047
	6/12/20(9)								7,421			181,697
	6/12/20(9)								14,843			363,395
	6/12/20(9)									21,045	$27.79	181,700
(1)
Reflects the possible payouts of cash incentive compensation under the 2020 MIP. The actual amounts earned are described in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” Mr. Miñarro Viseras is based in Europe and compensated in Euros. His Estimated Possible Non-Equity Incentive Plan Payout amounts were converted to U.S. dollars at an exchange rate of 1.1413, which was the average monthly translation rate for 2020.

(2)
Reflects performance stock units granted under our 2017 Omnibus Incentive Plan. Actual earned award may range from 0% to 200% based on performance over a three-year performance period ending December 31, 2022. Vesting conditions and other key terms of these awards are discussed in more detail above under “Compensation Discussion and Analysis - 2020 Executive Compensation Program in Detail - Long-Term Equity Incentive Awards” and “Compensation Discussion and Analysis - 2020 Executive Compensation Program in Detail - 2020 Leadership and Compensation Developments.”

(3)
Reflects restricted stock units granted under our 2017 Omnibus Incentive Plan. Vesting conditions and other key terms of these awards are discussed in more detail above under “Compensation Discussion and Analysis - 2020 Executive Compensation Program in Detail - Long-Term Equity Incentive Awards” and “Compensation Discussion and Analysis - 2020 Executive Compensation Program in Detail - 2020 Leadership and Compensation Developments.”

(4)
Reflects stock options granted under our 2017 Omnibus Incentive Plan. Vesting conditions and other key terms of these awards are discussed in more detail above under “Compensation Discussion and Analysis - 2020 Executive Compensation Program in Detail - Long-Term Equity Incentive Awards” and “Compensation Discussion and Analysis - 2020 Executive Compensation Program in Detail - 2020 Leadership and Compensation Developments.”

(5)
Represents the grant date fair value, or incremental fair value, as applicable, of the awards computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 16: “Stock-Based Compensation Plans” of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. The stock options have an exercise price per share equal to the closing price of the Company's common stock as reported on the NYSE on the date of grant.

(6)
Reflects a one-time grant of RSUs intended to address the annual vesting shortfall created by the introduction of PSUs to the annual equity program. These grants are discussed in more detail above under “Compensation Discussion and Analysis - 2020 Executive Compensation Program in Detail - One-Time “Stub Period” RSUs Granted in 2020”.

(7)	Represents awards granted to Mr. Kini in connection with his promotion.
(8)
In connection with her separation, the terms of Ms. Weaver’s outstanding RSU and option awards granted to her in 2019 were modified so that the unvested portion of her awards remained outstanding following her termination and eligible to vest in accordance with their terms as if she had still been employed by the Company through each applicable vesting date. See “Narrative to Summary Compensation Table and Grants of Plan-Based Awards in 2020―Summary of NEO Offer Letters and Employment Agreement ― Transition Agreement with Ms. Weaver.”

(9)
In connection with her separation, the terms of Ms. Weaver’s outstanding RSU and option awards granted to her in 2020 were modified so that the unvested portion of her awards remained outstanding following her termination and eligible to vest in accordance with their terms as if she had still been employed by the Company through the next two vesting dates following her separation. See “Narrative to Summary Compensation Table and Grants of Plan-Based Awards in 2020―Summary of NEO Offer Letters and Employment Agreement ― Transition Agreement with Ms. Weaver.”

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2020
Summary of NEO Offer Letters and Employment Agreements
In general, the Company does not enter into employment agreements with employees, including our executive officers, however we do enter into offer letters with many of our executive officers. In addition, we did enter into an employment agreement with Mr. Miñarro Viseras in 2016 and a new employment agreement with him in October 2018. Descriptions of the offer letters we entered into with Messrs. Reynal, Schiesl, and Weatherred, the transition agreement we entered into with Ms. Weaver and the employment agreement we entered into with Mr. Miñarro Viseras are provided below. All current NEOs serve at the will of our board of directors.

Offer Letter with Mr. Reynal
The Company entered into an offer letter with Mr. Reynal, dated April 17, 2015, which was modified by a letter, dated November 19, 2015, we entered into with Mr. Reynal in connection with his promotion to Chief Executive Officer of the Company (the offer letter, dated April 17, 2015, as so modified, the “Reynal Offer Letter”). The Reynal Offer Letter provides that, as of January 1, 2016, Mr. Reynal is entitled to receive a base salary of $750,000, which base salary was increased to $1,000,000 in March 2020, and that Mr. Reynal is entitled to participate in our annual MIP with a target award opportunity of 100% of his annual base salary, which target was increased to 150% of salary in March 2020.
In addition, pursuant to the terms of the Reynal Offer Letter, Mr. Reynal was expected to invest a minimum of $2,000,000, and was given the opportunity to invest significantly more, into our common stock, subject to satisfaction of applicable securities law requirements.
Mr. Reynal is also eligible to participate in the Company’s 401(k), Excess Contribution, medical, dental, life insurance and disability plans, along with a comprehensive wellness program.
The Reynal Offer Letter also contains severance arrangements, which are discussed below under “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control.”
Offer Letter with Mr. Schiesl
The Company entered into an offer letter with Mr. Schiesl, dated November 25, 2013 (the “Schiesl Offer Letter”). The Schiesl Offer Letter provides that Mr. Schiesl is entitled to receive a base salary of $450,000, which base salary was increased to $500,000 in March 2020, and is eligible to participate in the annual MIP with a target award opportunity of 75% of his base salary.
Mr. Schiesl is also eligible to participate in the Company’s 401(k), Excess Contribution, medical, dental, life insurance and disability plans, along with a comprehensive wellness program.
The Schiesl Offer Letter also contains severance arrangements, which are discussed below under “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control.”
Employment Agreements with Mr. Miñarro Viseras
The employment agreement the Company entered into with Mr. Miñarro Viseras on October 22, 2018 (the “Miñarro Viseras Employment Agreement”) provided that Mr. Miñarro Viseras was entitled to receive a base salary of €330,000, which base salary was increased to €406,000 in March 2020, was eligible to participate in the annual MIP with an award opportunity of up to 45% of his base salary, which target was increased to 85% of salary in March 2020, and was eligible to participate in our Management Equity Program.
Under the Miñarro Viseras Employment Agreement, Mr. Miñarro Viseras is eligible for use of a company car, and international school assistance for his children for each year thereafter.
Under the Miñarro Viseras Employment Agreement, Mr. Miñarro Viseras was also covered under the standard group accident insurance of the Company.
Offer Letter with Mr. Weatherred
The Company entered into an offer letter with Mr. Weatherred, dated April 30, 2018 (the “Weatherred Offer Letter”), in connection with his appointment as Vice President, Gardner Denver Operating System. The Weatherred Offer Letter provides that Mr. Weatherred is entitled to receive an annual base salary of $345,000, which base salary was increased to $415,000 in March 2020, and to participate in the Company’s Management Incentive Plan with an annual target award opportunity of 50% of his annual base salary, which target was increased to 75% of salary in March 2020.
Mr. Weatherred was eligible to participate in the Company’s long-term incentive plan with a target annual equity grant opportunity equal to $275,000, which target annual equity grant opportunity was increased to $700,000 in March 2020.
The Weatherred Offer Letter also contains severance arrangements, which are discussed below under “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control.”

Transition Agreement with Ms. Weaver
The Company entered into a transition agreement, dated June 12, 2020, with Emily Weaver (the “Weaver Transition Agreement”), the Company’s then Senior Vice President and Chief Financial Officer. Under the Transition Agreement, Ms. Weaver’s employment with the Company would terminate on June 30, 2020 (the “Termination Date”). From June 12, 2020 until Mr. Kini’s appointment as Chief Financial Officer on June 15, 2020, Ms. Weaver continued to serve as the Company’s Senior Vice President and Chief Financial Officer. From Mr. Kini’s appointment to that position on June 15, 2020, until the Termination Date (the “Transition Period”), Ms. Weaver served as an advisor to Mr. Kini, received her base salary at the rate of $575,000 per year, and participated in the Company’s employee benefit plans.
When Ms. Weaver’s employment terminated, she was entitled to receive (subject to her execution of a second release and compliance with the restrictive covenants and other obligations in the Transition Agreement): (a) a cash severance payment of $575,000, payable in bi-monthly installments over the one-year period after the Termination Date; (b) subject to her election to receive continued group health plan coverage under COBRA, continued coverage at active-employee rates for up to 18 months after the Termination Date; (c) executive outplacement services for up to 12 months after the Termination Date; (d) reimbursement of up to $50,000 for certain moving expenses if she relocates outside of the Charlotte, North Carolina metropolitan area by no later than December 31, 2022 (reduced by relocation benefits or expense reimbursements from a subsequent employer); (e) continued vesting of outstanding option and time-vesting RSU awards as if she had remained an employee of the Company through (I) the final vesting date, for the options and RSUs granted on December 4, 2019 (the “New Hire Grants”), and (II) the next two scheduled vesting dates for options and RSUs granted on March 6, 2020 (the “2020 Grants”); (f) the ability to exercise vested options until one year after the final tranche of a given grant vests as described in the forgoing sub clause (e); and (g) reimbursement of up to $10,000 of legal fees in connection with negotiating the Transition Agreement. These payments are discussed below under “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control.”
The incremental compensation expense in connection with the modification of Ms. Weaver’s option and time-vesting RSU awards is included in the “Option Awards” and “Stock Awards” columns of the Summary Compensation Table and in the Grants of Plan-Based Awards in 2020 table.
Outstanding Equity Awards at 2020 Fiscal Year End
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($)(4)
Vicente Reynal	5/24/15	438,486	―	10.61	5/24/25
	5/24/15	318,488	―	10.61	5/24/25
	5/10/16	292,702	―	10.61	5/10/26
	5/10/16	292,701	―	10.61	5/10/26
	2/22/18	35,587	106,762	32.06	2/22/28	46,788	2,131,661
	2/21/19	55,035	165,107	27.05	2/21/29	60,306	2,747,541
	3/6/20	―	170,918	27.79	3/6/30	60,273	2,746,038	241,092	10,984,152
	3/6/20					60,273	2,746,038
Vikram Kini	3/19/14	84,576	―	8.16	3/19/24
	3/19/14	84,577	―	8.16	3/19/24
	12/9/16	7,066	―	11.43	12/9/26
	12/9/16	7,066	―	11.43	12/9/26
	2/22/18	3,558	10,677	32.06	2/22/28	4,679	213,175
	2/21/19	5,060	15,183	27.05	2/21/29	5,546	252,676
	3/6/20	―	10,204	27.79	3/6/30	3,598	163,925	14,392	655,700
	3/6/20					3,598	163,925
	6/30/20	―	13,321	28.12	6/30/30	5,334	243,017	21,336	972,068
Andrew Schiesl	2/22/18	6,005	18,016	32.06	2/22/28	7,896	359,742
	2/21/19	9,172	27,518	27.05	2/21/29	10,051	457,924
	3/6/20	―	24,234	27.79	3/6/30	8,546	389,356	34,184	1,557,423
	3/6/20					8,546	389,356

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($)(4)
Enrique Miñarro Viseras	5/10/16	13,607	―	10.61	5/10/26
	5/10/16	68,037	―	10.61	5/10/26
	2/22/18	4,448	13,346	32.06	2/22/28	5,849	266,480
	9/11/18	11,180	11,181	26.18	9/11/28	4,775	217,549
	2/21/19	6,326	18,978	27.05	2/21/29	6,932	315,822
	3/6/20	―	25,510	27.79	3/6/30	8,996	409,858	35,984	1,639,431
	3/6/20					8,996	409,858
Michael Weatherred	5/14/18	4,900	4,900	33.46	5/14/28	2,055	93,626
	2/21/19	4,428	13,285	27.05	2/21/29	4,853	221,103
	3/6/20	―	17,857	27.79	3/6/30	6,297	286,891	25,188	1,147,565
	3/6/20					6,297	286,891
Emily Weaver	12/4/19	―	65,789	33.38	12/4/29	56,171	2,559,151
	3/6/20	―	21,045	27.79	3/6/30	7,421	338,101	―	―
	3/6/20					14,843	676,247
(1)	Reflects vested and exercisable Time Options and Performance Options granted pursuant to our 2013 Stock Incentive Plan and 2017 Omnibus Incentive Plan.
(2)
Reflects unvested stock options granted from 2018 through 2020 pursuant to our 2017 Omnibus Incentive Plan. The unvested stock options granted to Ms. Weaver on December 4, 2019 will vest in equal thirds on the second, third, and fourth anniversaries of the grant date. Stock options granted to our NEOs on February 22, 2018 vest in equal installments on the second, third, fourth, and fifth anniversaries of the grant date. All other unvested stock options granted to our NEOs vest in equal installments on each of the first four anniversaries of the grant date. Upon her termination, unvested stock options granted to Ms. Weaver were treated pursuant to her transition agreement.

(3)
Reflects unvested RSUs granted pursuant to our 2017 Omnibus Incentive Plan. The RSUs granted to Ms. Weaver on December 4, 2019 will vest in equal thirds on the second, third, and fourth anniversaries of the grant date. RSUs granted to our NEOs on February 22, 2018 vest in equal installments on the second, third, fourth, and fifth anniversaries of the grant date. All other RSUs granted to our NEOs vest in equal installments on the first four anniversaries of the grant date. Upon her termination, RSUs granted to Ms. Weaver were treated pursuant to her transition agreement.

(4)	Values determined based on the December 31, 2020 closing price of the Company's common stock on the NYSE of $45.56.
(5)
Reflects PSUs that will vest, if at all, based on the Company’s achievement of the Relative TSR performance measure over the performance period beginning on January 1, 2020 and ending on December 31, 2022. As of December 31, 2020, the achievement level with respect to Relative TSR was between target and maximum. Accordingly, the number of PSUs reported in the table reflects the amount that would be earned for maximum performance. The actual number of shares that will vest with respect to the PSUs is not yet determinable.

Option Exercises and Stock Vested in 2020
The following table provides information regarding Options exercises and RSUs vested during fiscal 2020 for our NEOs.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Vicente Reynal	120,000	3,497,341	35,696	1,378,223
Vikram Kini	―	―	3,407	131,544
Andrew Schiesl	431,213	11,886,365	5,981	230,926
Enrique Miñarro Viseras	54,429	1,734,108	6,646	250,324
Michael Weatherred	―	―	2,644	89,864
Emily Weaver	―	―	―	―
(1)
Value realized on exercise is based on the gain, if any, equal to the difference between the fair market value of the stock acquired upon exercise on the exercise date less the exercise price, multiplied by the number of options exercised.

(2)
The value realized on vesting is based on the closing price of our common stock on the NYSE on the vesting date. If vesting occurs on a day on which the NYSE is closed, the value realized on vesting is based on the closing price on the last trading day prior to the vesting date.

Pension Benefits - Fiscal 2020
During 2020, no NEOs participated in either a tax-qualified or non-qualified defined benefit plan sponsored by the Company.
Non-Qualified Deferred Compensation - Fiscal 2020
Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Vicente Reynal	180,655	180,655	453,065	―	3,255,987
Vikram Kini	166,075	41,532	155,744	―	1,020,123
Andrew Schiesl	49,499	49,499	133,246	―	667,333
Enrique Miñarro Viseras	―	―	―	―	―
Michael Weatherred	32,711	32,711	27,821	―	115,289
Emily Weaver	7,300	7,300	1,833	16,433	―
(1)	The amounts in this column are reported as compensation for fiscal 2020 in the “Base Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.
(2)
Represents the amount of the matching contribution made by us in accordance with our Excess Contribution Plan. Matching contributions are reported for the year in which the compensation against which the applicable deferral election is applied has been earned (regardless of whether such matching contribution is actually credited to the NEO's non-qualified deferred compensation account in that year or the following year). The amounts in this column are reported as compensation for fiscal 2020 in the “All Other Compensation” column of the Summary Compensation Table.

(3)	Amounts in this column are not reported as compensation for fiscal 2020 in the Summary Compensation Table since they do not reflect above-market or preferential earnings.
(4)
The amounts reported in this column include the following aggregate amounts for each of the following NEOs reported as compensation to such named executive officers for previous years in the “Base Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns of the Summary Compensation Table: Mr. Reynal, $841,500 in fiscal 2016, $1,049,316 in fiscal 2017, $573,416 in fiscal 2018 and $83,485 in fiscal 2019; Mr. Schiesl, $65,536 in 2016, $114,162 in fiscal 2017, $50,766 in fiscal 2018 and $46,000 in fiscal 2019; and Mr. Weatherred, $20,994 in fiscal 2019.

Non-qualified Deferred Compensation Plan
In addition to the 401(k) plan, U.S. employees with a salary grade of 20 or higher (generally senior managers and above) are eligible to participate in the Excess Contribution Plan. Once a participant in the Excess Contribution Plan reaches the IRS annual limits for the 401(k) plan, contributions will be made to the Excess Contribution Plan based on the salary deferral percentage elected by the participant under the 401(k) plan. The participant selects the deferral percentage for both the 401(k) plan and the Excess Contribution Plan at the time of initial enrollment in the Excess Contribution Plan or once per year in December for the following year. In December of each year, a participant may make a separate election to defer from the annual MIP award earned the following year and payable in the year thereafter. The Company matches each participant’s contributions to the Excess Contribution Plan with Company matching contributions. The Company match consists of $1 for each $1 the participant defers under the Excess Contribution Plan (up to the first 6% of a participant’s annual eligible compensation), less any matching contribution made to the 401(k) plan. The Company match is credited to the Excess Contribution Plan in the form of cash.
Historically, the NEOs were also credited with a nonelective Company contribution of 12% of eligible compensation in excess of the IRS annual limit. The Company nonelective contributions were also contributed in cash and became fully vested after three years of employment. We discontinued the nonelective Company contributions effective January 1, 2015.
With respect to employee and Company matching contributions made to the Excess Contribution Plan on and after January 1, 2019, participants may elect to receive distributions in a lump sum or 5- or 10-year installments payable (i) when the participant separates from service with the Company or (ii) on a specific in-service date designated by the participant. A participant makes this distribution election for the specific year’s contributions at the time the participant makes the salary and MIP deferral elections in December for the following year. For amounts deferred before January 1, 2019, participants in the Excess Contribution Plan may elect to receive distributions of their plan account in either a lump sum or 5- or 10-year installments payable when the participant separates from service with the Company, subject to the terms and conditions of the Excess Contribution Plan. Loans are not permitted under the Excess Contribution Plan.

The investment options available to participants, including the NEOs, under the Excess Contribution Plan are similar to those offered to all of the participants in the 401(k) plan. Because some specific investment options available under the 401(k) plan are not available under the Excess Contribution Plan, the Company has made similar investment options available to the Excess Contribution Plan participants. Our stock is not a permitted investment option under the Excess Contribution Plan. The table below shows the funds available under the Excess Contribution Plan and their annual rate of return for the calendar year ended December 31, 2020, as reported by the administrator of the plan.
Name of Investment Fund	Ticker Symbol/ Index Type	Annual Rate of Return %
DODGE & COX STOCK	DODGX	7.16%
FID 500 INDEX	FXAIX	18.40%
FID CONTRAFUND K6	FLCNX	30.83%
FID LOW-PRICED ST K6	FLKSX	9.31%
FID MID CAP IDX	FSMDX	17.11%
MFS MID CAP GRTH R6	OTCKX	35.80%
AM CENT SMCAP VAL R6	ASVDX	9.32%
VANG SM GR IDX INST	VSGIX	35.31%
FID DIVERSFD INTL K6	FKIDX	19.40%
MFS INTL NEW DISC R6	MIDLX	10.14%
VANG TOT INTL STK AD	VTIAX	11.28%
FID FDM IDX 2020 INV	FPIFX	12.70%
FID FDM IDX 2025 INV	FQIFX	13.55%
FID FDM IDX 2030 INV	FXIFX	14.32%
FID FDM IDX 2035 INV	FIHFX	15.52%
FID FDM IDX 2040 INV	FBIFX	16.45%
FID FDM IDX 2045 INV	FIOFX	16.42%
FID FDM IDX 2050 INV	FIPFX	16.44%
FID FDM IDX 2055 INV	FDEWX	16.48%
FID FDM IDX 2060 INV	FDKLX	16.40%
FID FDM IDX 2065 INV	FFIJX	16.45%
FID FDM IDX INC INV	FIKFX	8.54%
FID INFL PR BD IDX	FIPDX	10.90%
FID TOTAL BOND K6	FTKFX	9.53%
FID US BOND IDX	FXNAX	7.80%
VANG VMMR-FED MMKT	VMFXX	0.45%
Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control
The following table describes the potential payments and benefits that would have been payable to our NEOs under existing plans and arrangements assuming a qualifying termination if a termination or change in control occurred on December 31, 2020, the last business day of our 2020 fiscal year. A description of the provisions governing such payments under our agreements and any material conditions or obligations applicable to the receipt of payments is described below under “Severance Arrangements and Restrictive Covenants.”
The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs. These include accrued but unpaid salary and distributions of plan balances under our 401(k) savings plan.
Name	Cash Severance Payment ($)(1)	Continuation of Group Health Coverage ($)(2)	Accrued but Unused Vacation ($)(3)	Value of Stock Awards and Stock Option Acceleration ($)(4)	Total ($)
Vicente Reynal
Qualifying Termination	1,000,000	23,423	―	5,944,312	6,967,734
Change in Control (“CIC”)	―	―	―	10,929,252	10,929,252
Qualifying Termination and CIC	1,000,000	23,423	―	28,835,161	29,858,583

Name	Cash Severance Payment ($)(1)	Continuation of Group Health Coverage ($)(2)	Accrued but Unused Vacation ($)(3)	Value of Stock Awards and Stock Option Acceleration ($)(4)	Total ($)
Vikram Kini
Qualifying Termination	325,000	23,423	―	584,007	932,430
Change in Control (“CIC”)	―	―	―	1,619,612	1,619,612
Qualifying Termination and CIC	325,000	23,423	―	3,495,150	3,843,573
Andrew Schiesl
Qualifying Termination	500,000	23,423	―	923,026	1,446,448
Change in Control (“CIC”)	―	―	―	1,549,632	1,549,632
Qualifying Termination and CIC	500,000	23,423	―	4,329,221	4,852,644
Enrique Miñarro Viseras
Qualifying Termination	463,368	―	―	1,008,981	1,472,349
Change in Control (“CIC”)	―	―	―	1,631,230	1,631,230
Qualifying Termination and CIC	463,368	―	―	4,452,251	4,915,619
Michael Weatherred
Qualifying Termination	415,000	23,423	―	526,528	964,950
Change in Control (“CIC”)	―	―	―	1,141,825	1,141,825
Qualifying Termination and CIC	415,000	23,423	―	2,221,268	2,659,691
Emily Weaver(5)
Qualifying Termination	601,000	35,134	—	2,918,980	3,555,141
(1)	Cash severance payment includes the following:
•	Mr. Reynal - continued payment in substantially equal monthly installments over a 12-month period of his annual base salary.
•	Mr. Kini - continued payment in substantially equal monthly installments over a 12-month period of his annual base salary.
•	Mr. Schiesl - continued payment in substantially equal monthly installments over a 12-month period of his annual base salary.
•
Mr. Miñarro Viseras - twelve months' notice in the event of his termination, with the option to terminate him immediately with a lump sum payment of twelve months' salary (for the purposes of this table, salary converted to U.S. dollars at an exchange rate of 1.1413, which was the average monthly translation rate for 2020).

•	Mr. Weatherred - continued payment in substantially equal monthly installments over a 12-month period of his annual base salary.
•
Ms. Weaver - pursuant to the transition agreement entered into between the Company and Ms. Weaver: (i) a cash severance payment in the amount of $575,000 payable in bi-monthly installments over the one-year period after Ms. Weaver's termination date, (ii) executive outplacement services ($16,000), and (iii) reimbursement for legal fees in connection with negotiating the agreement ($10,000).

(2)
With respect to Messrs. Reynal, Kini, Schiesl, and Weatherred, reflects the cost of providing continued group health coverage (on the same basis as actively employed employees of the Company), subject to the executive's electing to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), for a period of 12 months, assuming 2020 rates. For Ms. Weaver, reflects the actual value of 18 months of continued group health coverage available to Ms. Weaver upon her separation. Ms. Weaver’s COBRA coverage was canceled effective December 31, 2020

(3)	Amounts reported in this column reflect zero accrued but unused vacation days for each of our NEOs.
(4)
Unvested PSUs, RSUs and Options granted to our NEOs in 2020 vest and, in the case of options, become immediately exercisable upon a termination without Cause (as defined below) within two years of a Change in Control. See “Treatment of Outstanding Equity Awards in the Event of Termination of Employment or Change in Control―Equity Awards Granted in 2020” below.

(5)	Ms. Weaver left the Company on June 30, 2020. The values shown reflect the amounts paid to Ms. Weaver following her separation, pursuant to her transition agreement.
Transition Agreement with Ms. Weaver
See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2020 — Summary of NEO Offer Letters and Employment Agreements — Transition Agreement with Ms. Weaver,” which description is incorporated herein by reference.

Severance Arrangements and Restrictive Covenants
We entered into offer letters with each of our NEOs, other than Mr. Miñarro Viseras, that contain severance terms. In February 2018, we amended the terms of Mr. Miñarro Viseras’ employment agreement to increase his termination benefits, and in October 2018 we entered into a new employment agreement with Mr. Miñarro Viseras (which also includes such increase in termination benefits). His new employment agreement requires that we provide twelve months’ notice in the event of his termination, with the option to terminate him immediately with a lump sum payment of twelve months’ salary.
Messrs. Reynal and Schiesl
Under the terms of their offer letters, if the Company terminates either of Messrs. Reynal’s or Schiesl’s employment without Cause (as defined below) or either of Messrs. Reynal or Schiesl terminates his employment with us for Good Reason (as defined below), subject in Mr. Reynal’s case to his continued compliance with the restrictive covenants in his management equity agreements, in Mr. Schiesl’s case to certain provisions in the Severance Plan, and in either case to the NEO’s execution of a customary waiver and release agreement, he will be entitled to receive:
•
Continued payment over a 12-month period (the “Severance Period”) of the sum of (x) his annual base salary and (y) the annual incentive award under the MIP, if any, earned in respect of our fiscal year preceding the fiscal year in which the termination date occurs, payable in substantially equal monthly installments over the Severance Period; and

•
Continued group health coverage (on the same basis as actively employed employees of the Company), subject to the NEO’s electing to receive benefits under COBRA, for 12 months following the date his employment terminates (or, if earlier, through the date the NEO becomes employed by another employer and eligible for health insurance coverage at such employer).

In April 2020, Messrs. Reynal and Schiesl proactively recommended to the Board that their respective offer letters should be amended to align their severance terms with those of the other Named Executive Officers, and to be more in keeping with the Company’s compensation philosophy. See “Compensation Discussion and Analysis―Other Compensation Practices and Policies that Align Our NEOs to Our Stockholders―Severance and Change in Control Agreements.”
Messrs. Kini and Weatherred
Under the terms of Mr. Weatherred's offer letter and severance terms applicable to Mr. Kini, if the Company terminates their employment without cause or they resign for good reason, then, subject to their continued compliance with restrictive covenants and execution of a customary release, they will be entitled to receive:
•	continued payment of their then-current annual base salary for a 12-month period; and
•	subject to their electing to receive benefits under COBRA, continued coverage under the Company’s group health plans at active-employee rates for up to 12 months after her termination date.
In addition to the payments described above, each of our NEOs is entitled to receive a distribution of all vested amounts under our Excess Contribution Plan. See “―Non-Qualified Deferred Compensation Fiscal 2020.”
For purposes of each of the severance arrangements described above:
“Cause” means the occurrence of any of the following with respect to an NEO: (1) a material breach by the NEO of the terms of the Company’s policies, the terms of which have previously been provided to such NEO; (2) any act of theft, misappropriation, embezzlement, fraud or similar conduct by the NEO involving the Company or any of its affiliates; (3) the NEO’s failure to act in accordance with any specific lawful instructions given to the NEO by the board of directors (or any committee thereof) in connection with the performance of the NEO’s duties for the Company or any subsidiary of the Company, which continues beyond ten (10) business days after a written demand for substantial performance is delivered to the NEO by the Company (the “Cure Period”); (4) any damage of a material nature to the business or property of the Company or any affiliate caused by NEO’s willful or grossly negligent conduct which continues beyond the Cure Period (to the extent that, in the board of directors’ reasonable judgment, such breach can be cured); (5) any intentional misconduct by the NEO which is reasonably likely to be materially damaging to the Company without a reasonable good faith belief by the NEO that such conduct was in the best interests of the Company; (6) the conviction or the plea of nolo contendere or the equivalent in respect of any felony or a misdemeanor involving an act of dishonesty, moral turpitude, deceit, or fraud by the NEO; or (7) a knowing and material breach of any written agreement with the Company to which the NEO is a party, which continues beyond the Cure Period (to the extent that, in the board of directors’ reasonable judgment, such breach can be cured). A termination for Cause shall be effective when the Company has given the NEO written notice of its intention to terminate for Cause, describing those acts or omissions that are believed to constitute Cause, and has given the NEO the Cure Period within which to respond.
“Good Reason” means any of the following actions if taken without an NEO’s prior written consent (which will be deemed to have been given if the NEO does not provide written notification of an event described in clauses (1) and (2) within 90 days after the NEO knows or has reason to know of the occurrence of any such event): (1) a material adverse change in the NEO’s position causing it to be of materially less stature, responsibility, or authority or the assignment to the NEO of any material duties inconsistent with the customary duties of the NEO’s position, in each case without the NEO’s written consent (provided that if, after an initial public offering of equity securities of the Company, at a later date the Company or its successor entity ceases to be a publicly traded entity, such fact shall not constitute a change in the NEO’s existing position); (2) the relocation of the offices at which the NEO is principally employed to a location which is more than 50 miles from the offices at which the NEO is principally employed immediately prior to such relocation; or (3) a reduction, without the NEO’s written consent, in the NEO’s base salary or the target bonus amount the NEO is eligible to earn under the MIP; provided, however, that nothing herein shall be construed to guarantee the NEO’s MIP award payable for any fiscal year if the applicable performance targets are not met; and provided, further, that it shall not constitute Good Reason if the Company makes an appropriate pro rata adjustment to the applicable amount payable and targets under the MIP in the event of a change in the fiscal year.
Notwithstanding the foregoing, any event described in clauses (1) or (2) above must be an event that would result in a material negative change in the Executive’s employment relationship with the Company and thus effectively constitute an involuntary termination of employment for purposes of Section 409A of the Code.
In addition to the foregoing, Messrs. Reynal, Kini, Schiesl and Weatherred are entitled to a distribution of the amounts held under our Excess Contribution Plan in connection with any termination as disclosed above under “Non-Qualified Deferred Compensation - Fiscal 2020.”
Treatment of Outstanding Equity Awards in the Event of Termination of Employment or Change in Control
The Time Option and Performance Option awards we granted to our NEOs prior to our initial public offering as well as the RSU and option awards we have granted to our NEOs since 2018 provide for accelerated vesting in the event of certain qualifying terminations of employment as described below and/or, in certain circumstances described below, in connection with a change in control.
Equity awards granted prior to our initial public offering
Effect of Change in Control on Vesting of Options. Immediately prior to any Change in Control (as defined below), any unvested portion of the Time Options shall vest and become immediately exercisable as to 100% of such Time Options. In addition, immediately prior to any Change in Control, the Performance Options shall vest and become immediately exercisable as to 100% of such Performance Options but only if, and to the extent that, as of such Change in Control, KKR achieves (x) a Sponsor IRR (as defined below) of 22.5% and (y) a Sponsor MOIC (as defined below) of 2.5x. No option will become exercisable as to any additional shares of the Company’s common stock following the termination of employment of an NEO for any reason and any option that is unexercisable as of the NEO’s termination of employment will immediately expire without payment.
For purposes of the foregoing:
“Sponsor IRR” means, as of a Change in Control, the cumulative internal rate of return of KKR, excluding any fees paid to KKR or expenses reimbursed to KKR from time to time (“Sponsor Fees”), on KKR’s aggregate investment in the Company determined on a fully diluted basis, assuming inclusion of all shares of the Company’s common stock underlying all then outstanding Time Options and Performance Options.
“Sponsor MOIC” means, as of a Change in Control, the result obtained by dividing (i) the cash consideration received by KKR (other than any Sponsor Fees) as of the Change in Control by (ii) the aggregate amount of cash invested in (and the initial gross asset value of any property (other than money) contributed to) the Company by KKR, directly or indirectly, from time to time in respect of such investment.
A “Change in Control” means, (i) in one or a series of related transactions, the sale of all or substantially all of the assets of the Company to any person (or group of persons acting in concert), other than to (x) KKR or one or more of its controlled affiliates or (y) any employee benefit plan (or trust forming a part thereof) maintained by the Company or its controlled affiliates; or (ii) a merger, recapitalization, or other sale by the Company, KKR, or any of their respective affiliates, to a person (or group of persons acting in concert) of the Company’s common stock that results in more than 50% of the common stock of the Company (or any resulting company after a merger) being held by a person (or group of persons acting in concert) that does not include (x) KKR or its affiliates or (y) an employee benefit plan (or trust forming a part thereof) maintained by the Company or its controlled affiliates; and in any event of clause (i) or (ii), which results in KKR and its controlled affiliates or such employee benefit plan ceasing to hold the ability to elect a majority of the members of the Company’s board of directors.
Expiration of Vested Options. Except as provided in the Management Stockholder’s Agreement described below under “Transactions with Related Persons—Arrangements with Our Executive Officers, Directors and Advisors—Management, Director and Advisor Stockholder’s Agreements,” all vested options will expire upon the earliest to occur of the following events: (1) the tenth anniversary of the date such options were granted, so long as the NEO remains employed with the Company through such date; (2) the first anniversary of the termination of the NEO’s employment with the Company because of death or Disability (as defined in the option award agreement); (3) one hundred eighty (180) days after the termination of the NEO’s employment with the Company without Cause (as defined in the option award agreement) (except due to death or Disability) or the NEO’s resignation for Good Reason (as defined in the option award agreement); (4) the date the NEO’s employment is terminated by the Company for Cause; or (5) thirty (30) days after the NEO’s employment is terminated by the NEO without Good Reason. In addition, at the discretion of the Company, options may be cancelled at the effective date of a merger, consolidation, or other transaction or capital change of the Company, in accordance with the terms of the 2013 Stock Incentive Plan, in exchange for a payment (payable in cash or other consideration depending on the terms of the transaction) per share equal to the excess, if any, of (x) the per share consideration paid to stockholders of the Company in the transaction over (y) the exercise price of the option.
Equity awards granted since 2018
Effect of Qualifying Termination on Vesting of PSUs, RSUs, and Options. In the event of an NEO’s termination without Cause (as defined below) or Approved Retirement (as defined below), such NEO’s outstanding RSUs and options that would have vested on the first vesting date otherwise scheduled to occur immediately following the date of such termination without Cause or Approved Retirement will vest as of the date of such termination without Cause or Approved Retirement, as applicable. In the event of an NEO’s death or Disability (as defined in the 2017 Omnibus Incentive Plan), such NEO’s outstanding RSUs and options that would have vested on the first and second vesting date otherwise scheduled to occur immediately following the date of such death or Disability shall vest as of the date of death or Disability. Notwithstanding the foregoing, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in the NEO’s jurisdiction that would likely result in the favorable treatment that applies to the RSUs and options if the NEO’s termination occurs as a result of NEO’s Approved Retirement being deemed unlawful and/or discriminatory, the Company may determine that the NEO’s Retirement (as defined below) is no longer an Approved Retirement.
In the event of an NEO’s termination without Cause, Approved Retirement or death or Disability occurring after the expiration of the Performance Period and before the vesting date, the PSUs that would have vested on the vesting date will vest on the vesting date.
Effect of a Change in Control on Vesting of PSUs, RSUs, and Options. In the event of an NEO’s termination without Cause during the two-year period following a Change in Control (as defined in our 2017 Omnibus Incentive Plan), all of such NEO’s outstanding RSUs and options will immediately vest as of the date of such termination without Cause.
With respect to the PSUs, if a Change in Control occurs during the Performance Period, then the calculation of the number of PSUs that will vest is conducted as though (i) the last day of the Performance Period was the date of the Change in Control and (ii) the Company’s stock price at the end of the Performance Period was the price per share of the Company’s common stock payable in connection with such Change in Control. The number of PSUs resulting from such calculation will be the number that will vest upon the consummation of such Change in Control.
For purposes of the foregoing:
“Approved Retirement” means a Retirement that occurs following the NEO’s receipt of written confirmation by the Company that such Retirement will be designated as an “Approved Retirement” for purposes of the 2017 Omnibus Incentive Plan.
“Cause” means the NEO’s (A) willful neglect in the performance of the NEO’s duties for the Company or willful or repeated failure or refusal to perform such duties; (B) engagement in conduct in connection with the NEO’s employment or service with the Company, which results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any other member of the Company Group (as defined in the 2017 Omnibus Incentive Plan); (C) conviction of, or plea of guilty or no contest to, (I) any felony; or (II) any other crime that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any other member of the Company Group; (D) engaging in any act of moral turpitude, illegality or harassment, whether or not such act was committed in connection with the NEO’s services to the Company Group; (E) material violation of the Company’s Code of Conduct or any other written policies of the Company, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company; (F) fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company or any other member of the Company Group; or (G) act of personal dishonesty that involves personal profit in connection with the NEO’s employment or service to the Company.
“Detrimental Activity” means any of the following: (i) unauthorized disclosure of any confidential or proprietary information of any member of the Company Group; (ii) any activity that would be grounds to terminate the NEO’s employment or service with the Company for Cause; or (iii) a breach by the NEO of any restrictive covenant by which such NEO is bound, including, without limitation, the covenants contained in the applicable award agreement.
“Retirement” means the NEO’s termination of employment with the Company as a result of the NEO’s voluntary resignation on or after the date on which the NEO has reached age 62 and has completed at least 10 years of service with the Company Group.
Director Compensation in Fiscal 2020
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Kirk E. Arnold(3)	54,000	174,994	―	228,994
Brandon F. Brahm(4)	―	―	―	―
Elizabeth Centoni	66,562	174,994	―	241,556
William P. Donnelly	88,750	174,994	(2)	263,744
Gary D. Forsee(3)	61,200	174,994	―	236,194
John Humphrey	88,750	174,994	―	263,744
Marc E. Jones	66,562	174,994	―	241,556
William E. Kassling(4)	12,375	―	(2)	12,37
Michael V. Marn(4)	―	―	(2)	―
Peter M. Stavros	―	―	―	―
Nickolas Vande Steeg(4)	12,375	―	(2)	12,375
Joshua T. Weisenbeck	―	―	―	―
Tony L. White(3)	54,000	174,994	―	228,994
(1)
Represents the aggregate grant date fair value of stock awards granted during 2020 computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The aggregate number of restricted stock units outstanding as of December 31, 2020 for each of Mses. Arnold and Centoni and Messrs. Donnelly, Forsee, Humphrey, Jones and White was 6,297. These restricted stock units vested in full on March 6, 2021.

(2)
In May 2017, we granted 44,799 time-vesting options to Mr. Donnelly (the “Donnelly Time Options”) to purchase shares of our common stock at an exercise price of $20.00 per share. All of the Donnelly Time Options are fully vested and exercisable. In December 2013, we granted 57,534 time-vesting options (the “Director Time Options”) to purchase shares of our common stock at an exercise price of $8.16 per share to each non-employee director who was not associated with KKR: Messrs. Kassling, Marn and Vande Steeg. All of the Director Time Options are fully vested and exercisable.

(3)	Ms. Arnold and Messrs. Forsee and White joined our Board of Directors in February 2020 in connection with the closing of the Merger.
(4)
Messrs. Brahm, Kassling, Marn and Vande Steeg resigned from our Board of Directors in February 2020 in connection with the closing of the Merger. In connection with their resignations, the Company agreed with each of Messrs. Kassling and Vande Steeg that their Director Time Options would remain outstanding until the end of such Director Options’ 10-year term notwithstanding their retirement.

Description of Director Compensation
This section contains a description of the material terms of our compensation arrangements for our non-employee directors in 2020.
Directors Associated with KKR
Our non-employee directors associated with KKR, including Messrs. Brahm, Stavros and Weisenbeck, received no compensation for their service on our Board of Directors in 2020.
Messrs. Donnelley, Forsee, Humphrey, Jones, Kassling, Marn, Vande Steeg and White and Mses. Arnold and Centoni
Following a competitive market assessment of non-employee director compensation conducted by Pearl Meyer in connection with the Merger, the Board adopted the following director compensation program beginning upon the completion of the Merger for each of our non-employee directors not associated with KKR:
•	Annual cash retainer of $75,000, payable quarterly in arrears and prorated for any partial year of service;
•
Additional annual cash retainer of $25,000 payable quarterly in arrears for serving as the chairperson of our Audit Committee and a $10,000 annual cash retainer payable quarterly in arrears for serving as a member of such committee, prorated, in each case, for any partial year of service;

•
Additional annual cash retainer of $15,000 payable quarterly in arrears for serving as the chairperson of our Compensation Committee or Nominating Governance Committee, prorated, in each case, for any partial year of service; and

•	An annual equity award having a fair market value of $175,000 payable in restricted stock units which vests on the anniversary of the grant date.
As discussed above under “Compensation Discussion and Analysis,” members of our Board of Directors volunteered to temporarily reduce their cash director fees by 15% from April 1, 2020 through the end of 2020.
Prior to the Merger in 2020, our director compensation program for our non-employee directors not associated with KKR was as follows:
•	Annual cash retainer of $75,000, payable quarterly in arrears and prorated for any partial year of service;
•
Additional annual cash retainer of $25,000 payable quarterly in arrears for serving as the chairperson of our Audit Committee or $12,500 payable quarterly in arrears for serving as the chairperson of our Compensation Committee, prorated, in each case, for any partial year of service; and

•	For such non-employee directors other than Mr. Marn, an annual equity award having a fair market value of $125,000 payable in restricted stock units which vests on the anniversary of the grant date.
Our directors were not paid any fees for attending meetings, however, our directors are reimbursed for reasonable travel and related expenses associated with attendance at Board or committee meetings.
In connection with his election to our Board of Directors, Mr. Donnelly received the Donnelly Time Options, a grant of options under the 2013 Stock Incentive Plan with a fair value of $400,000 and vesting and becoming exercisable in equal parts on December 31, 2017 and December 31, 2018.

In addition, in December 2013, we granted each of Messrs. Kassling, Marn and Vande Steeg 57,534 Director Time Options pursuant to the 2013 Stock Incentive Plan. Prior to our initial public offering, we also gave our non-employee directors not associated with KKR the opportunity to make investments in our common stock, subject to satisfaction of applicable securities law requirements, and each of Messrs. Marn and Vande Steeg did so.
The Director Time Options vested and became exercisable with respect to 20% of such Director Time Options on December 31st of each of 2014, 2015, 2016, 2017 and 2018, subject to the director’s continued service through such date.
Vested Director Time Options and Donnelly Time Options expire upon the earliest to occur of the following events: (1) the tenth anniversary of the date such options were granted; (2) the first anniversary of the cessation of the director’s service to the Company because of death or Disability (as defined in the option award agreement); (3) one hundred eighty (180) days after the cessation of the director’s service to the Company without Cause (as defined in the option award agreement) (except due to death or Disability); (4) the date the director’s service is terminated by the Company for Cause; or (5) pursuant to the repurchase rights in the Director Stockholder’s Agreement described below. In addition, at the discretion of the Company, options may be cancelled at the effective date of a merger, consolidation, or other transaction or capital change of the Company, in accordance with the terms of the 2013 Stock Incentive Plan, in exchange for a payment (payable in cash or other consideration depending on the terms of the transaction) per share equal to the excess of (x) the per share consideration paid to stockholders of the Company in the transaction over (y) the exercise price of the option.
In connection with their cessation of service in connection with the Merger, we modified the terms of the Director Time Options held by Messrs. Kassling and Vande Steeg so that such Director Time Options continue to remain outstanding until the tenth anniversary date of the date such options were granted, notwithstanding their cessation of service to the Company.
In connection with their option awards, each of Messrs. Donnelly, Kassling, Marn and Vande Steeg became party to a Director Stockholder’s Agreement.
Under the Director Stockholder’s Agreement, shares of our common stock beneficially owned by our directors are generally nontransferable prior to the earlier of (i) a Change in Control or (ii) the fifth anniversary of the effective date of the applicable Director Stockholder’s Agreement.
Our directors party to a Director Stockholder’s Agreement have limited “piggyback” registration rights with respect to shares of our common stock, provided that in lieu of piggyback rights where such rights would otherwise be available, our Board of Directors, in its sole discretion, may elect to waive the transfer restrictions (other than any such restrictions contained in an underwriters’ lock-up or in connection with a public offering) on the number of shares of Common Stock that would have been subject to such piggyback rights.
Pursuant to the terms of the Director Stockholder’s Agreement, the directors party to such agreement are subject to covenants not to (1) disclose confidential information, (2) solicit customers and certain employees, consultants and independent contractors of the Company, (3) compete with the Company and (4) disparage the Company.
Stock Ownership and Retention Policy
Our directors are also subject to the stock ownership guidelines and retention policy described under “Compensation Discussion and Analysis―Other Compensation Practices that Align Our NEOs to Our Stockholders―Stock Ownership and Retention Policy.”
Compensation Committee Interlocks and Insider Participation
During 2020, each of Messrs. Stavros, Vande Steeg, Weisenbeck, Donnelly and Jones and Ms. Arnold served on our Compensation Committee. None of the members of our Compensation Committee has at any time been one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K (“Item 402(u)”), the Company is providing the following information regarding the relationship of the annual total compensation of Vicente Reynal, our Chief Executive Officer (“CEO”) to the median all of our employees (except Mr. Reynal), calculated in a manner consistent with Item 402(u). For 2020, our last completed fiscal year:
•	The median of the annual total compensation of all of our employees, excluding our CEO, was $53,770.
•	The annual total compensation of our CEO was $12,141,175.
Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all of our employees except our CEO was 226:1.
As noted earlier under “Compensation Discussion & Analysis – Certain Merger-Related and One-Time Compensation Elements in 2020”, Mr. Reynal’s 2020 compensation total included several one-time Merger-related items.
If we considered Mr. Reynal’s $9,200,000 “Target Total Direct Compensation” figure from the supplemental table provided under the same heading, which amount excludes certain one-time items and certain other elements as described therein, our CEO to median employee pay ratio would have been 171:1.
We determined that, as of December 31, 2020, our employee population consisted of 15,677 individuals, including full time, part time, and temporary employees.
To identify our “median employee” from this employee population, we obtained annual base salary and target annual bonus information as of December 31, 2020 from our internal payroll records for each employee in our employee population. We believe this consistently applied compensation measure reasonably reflects annual compensation across our employee base. Base salary amounts for employees located outside the United States and compensated in currencies other than U.S. dollars were converted to U.S. dollars based on the average annual exchange rate for 2020. We then ranked the resulting annual base salary plus target annual bonus amounts for all of the employees in the employee population other than our CEO to determine our median employee. Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for the Summary Compensation Table. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our Summary Compensation Table set forth above in this proxy statement.

PROPOSAL NO. 6a―ELECTION OF DIRECTORS IF PROPOSAL NO. 1 IS APPROVED
Upon the recommendation of the Nominating and Corporate Governance Committee, the full Board of Directors has considered and nominated the following slate of nominees to stand for re-election for a one-year term expiring at the 2022 Annual Meeting of Stockholders or until his successor is duly elected and qualified if Proposal No. 1 is approved, and when the Declassification Charter Amendments are filed with the Secretary of State of the State of Delaware at the Annual Meeting: Peter M. Stavros, Kirk E. Arnold, Elizabeth Centoni, William P. Donnelly, Gary D. Forsee, John Humphrey, Marc E. Jones, Vicente Reynal, Joshua T. Weisenbeck and Tony L. White. The Company’s stockholders will be asked to vote on this Nominee Alternative A Proposal only if the Declassification Charter Amendments in the Declassification Proposal are approved.
If the Company’s stockholders approve Proposal No. 1, unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) attached to this proxy statement intend to vote the proxies held by them for the election of Peter M. Stavros, Kirk E. Arnold, Elizabeth Centoni, William P. Donnelly, Gary D. Forsee, John Humphrey, Marc E. Jones, Vicente Reynal, Joshua T. Weisenbeck and Tony L. White. If any of these ten nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.
If the Company’s stockholders do not approve Proposal No. 1, however, then the Company will not file the Declassification Charter Amendments with the Secretary of State of the State of Delaware to effect the declassification of the Board during the Annual Meeting as described above under Proposal No. 1, and the stockholders will proceed to vote on Proposal 6b and not this Proposal 6a.
The biographies and qualifications of the ten director nominees in this Proposal No. 6a are set forth below under the heading “Director Biographies and Qualifications.”
YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE
ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

PROPOSAL NO. 6b ― ELECTION OF DIRECTORS IF PROPOSAL NO. 1 IS NOT APPROVED
Currently, our Amended and Restated Certificate of Incorporation provides for a classified Board of Directors divided into three classes. Peter M. Stavros, Elizabeth Centoni, Gary D. Forsee and Tony L. White constitute a class with a term that expires at the Annual Meeting of Stockholders in 2021 (the “Class I Directors”); Vicente Reynal, John Humphrey and Joshua T. Weisenbeck constitute a class with a term that expires at the Annual Meeting of Stockholders in 2022 (the “Class II Directors”); and Kirk E. Arnold, William P. Donnelly and Marc E. Jones constitute a class with a term that expires at the Annual Meeting of Stockholders in 2023 (the “Class III Directors”).
Upon the recommendation of the Nominating and Corporate Governance Committee, the full Board of Directors has considered and nominated the following slate of nominees for a three-year term expiring in 2024: Peter M. Stavros, Elizabeth Centoni, Gary D. Forsee and Tony L. White. The Company’s stockholders will be asked to vote on this Nominee Alternative B Proposal only if the Declassification Charter Amendments in the Declassification Proposal are not approved. If the Company’s stockholders approve the Declassification Proposal, however, then the Company will file the Declassification Charter Amendment with the Secretary of State of the State of Delaware to effect the declassification of the Board during the Annual Meeting as described under the Declassification Proposal, and the stockholders will proceed to vote on the Nominee Alternative A Proposal and not this Nominee Alternative B Proposal.
If the Company’s stockholders do not approve Proposal No. 1 and therefore vote on this Proposal No. 6b, unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) attached to this Proxy Statement intend to vote the proxies held by them for the election of Peter M. Stavros, Elizabeth Centoni, Gary D. Forsee and Tony L. White. If any of these four nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.
The biographies and qualifications of the four director nominees in this Proposal No. 6b are set forth below under the heading “Director Biographies and Qualifications.”
YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE
ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

Director Biographies and Qualifications
The following information describes the offices held, other business directorships, the class and term of each director, as well as the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the director nominee should serve as a director. Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” below.
		Class I
Name	Age	Principal Occupation and Other Information
Peter M. Stavros	46
Peter M. Stavros has been a member of our board of directors since July 2013. Mr. Stavros joined Kohlberg Kravis and Roberts & Co. L.P. (“KKR”) in 2005 and currently is a Partner of the firm and serves as Co-Head of Private Equity in the Americas and is co-chair of the Inclusion and Diversity Council. He became a member of KKR’s Americas Investment Committee in 2013 and KKR’s Health Care Strategic Growth Investment Committee in 2016. Prior to becoming Co-Head of Americas Private Equity, Mr. Stavros led the Industrials investment team where he pioneered an innovative employee engagement and ownership model, an approach that has been successfully implemented at a number of companies including Ingersoll Rand, Capsugel, Capital Safety and CHI Overhead Doors. He has also been actively involved with investments in HCA Healthcare, Nielsen, Crosby, Hyperion Materials & Technologies, Minnesota Rubber and Plastics, GeoStabilization International and Novaria Group. Prior to joining KKR, Mr. Stavros was with GTCR Golder Rauner from 2002 to 2005, where he was involved in the execution of numerous investments in the health care sector. Mr. Stavros currently serves on the boards of directors of CHI Overhead Doors, Crosby, Hyperion Materials & Technologies, Minnesota Rubber and Plastics, GeoStabilization International, Novaria Group and Envision Medical Group. He holds a Bachelor of Science in Chemistry, magna cum laude, from Duke University and a Master of Business Administration with high distinction, Baker Scholar, from Harvard Business School.

Mr. Stavros is a representative appointed by affiliates of KKR, one of our stockholders, and has significant financial, investment and operational experience from his involvement in KKR’s investments in numerous portfolio companies and has played active roles in overseeing those businesses.

Elizabeth Centoni	56
Elizabeth Centoni has been a member of our board of directors since December 2018. Ms. Centoni joined Cisco Systems, Inc., an internet technology company, in 2000, and since March 2021 has been Cisco’s Chief Strategy Officer and General Manager, Applications. Prior to that, Ms. Centoni has been Cisco’s Senior Vice President of Emerging Technology and Incubation, Senior Vice President, General Manager of Cisco’s IoT, Cloud and Compute Business Group. In addition, Ms. Centoni served in numerous engineering senior leadership roles at Cisco, including Vice President, Engineering Strategy and Portfolio Planning and Vice President, General Manager of the Service Provider Access Group. Ms. Centoni sits on the Supervisory Board of Daimler AG. Ms. Centoni holds a Bachelor of Science in Chemistry from the University of Mumbai and an M.B.A. in Marketing from the University of San Francisco.

Ms. Centoni has significant experience in senior leadership roles at a publicly held technology company.

		Class I
Name	Age	Principal Occupation and Other Information
Gary D. Forsee	71
Gary D. Forsee joined our board of directors upon completion of the Merger. He served as President of the four-campus University of Missouri System from 2008 to 2011. He previously served as chairman of the board (from 2006 to 2007) and chief executive officer (from 2005 to 2007) of Sprint Nextel Corporation, and chairman of the board and chief executive officer of Sprint Corporation, a global telecommunications company located in Kansas City, Missouri, from 2003 to 2005. Mr. Forsee currently serves on the board of directors of Trane Technologies. Mr. Forsee previously served on the boards of Evergy, Inc., an investor-owned utility providing energy to customers in Kansas and Missouri, Great Plains Energy and KCP&L, which merged with Westar Energy to form Evergy, Inc., and DST Systems, Inc., an IT service management company. Mr. Forsee received his Bachelor of Science in engineering and an honorary engineering and doctorate from the Missouri University of Science and Technology (f/k/a University of Missouri-Rolla).

In addition to his broad operational and financial expertise, Mr. Forsee’s experience as chairman and chief executive officer with the third largest U.S. firm in the global telecommunications industry offers a deep understanding of the challenges and opportunities within markets experiencing significant technology-driven change.

Tony L. White	74
Tony L. White joined our board of directors upon completion of the Merger. He served as Chairman of the Board, President and Chief Executive Officer of Applied Biosystems, Inc. (formerly Applera Corporation), a developer, manufacturer and marketer of life science systems and genomic information products, from September 1995 until his retirement in November 2007. Mr. White currently serves on the boards of directors of Trane and CVS Health Corp, a provider of health care services and formerly served on the board of directors of C.R. Bard, Inc., a company that designs, manufactures and sells medical, diagnostic and patient care devices. Mr. White received a bachelor of arts degree from Western Carolina University.

Mr. White’s extensive management experience, including 13 years as chairman and chief executive officer of an advanced-technology life sciences firm, provides substantial expertise and guidance across all aspects of the Company’s operational and financial affairs.

		Class II
Name	Age	Principal Occupation and Other Information
Vicente Reynal	46
Vicente Reynal has served as our Chief Executive Officer since January 2016, and has also been a member of our board of directors since January 2016. Mr. Reynal is responsible for leading the Company and driving its overall growth and profitability as a global supplier of innovative and application-critical flow control products, services and solutions. Mr. Reynal joined Gardner Denver in May 2015 as the President of our Industrials segment. Before joining Gardner Denver, Mr. Reynal spent 11 years at Danaher Corporation, a designer and manufacturer of professional, medical, industrial and commercial products and services, where he most recently served as the Group President of Dental Technologies from December 2013 to May 2015, leading the KaVo Kerr Group. Mr. Reynal also held various other executive positions at Danaher Corporation, including as the President of the Ormco business from October 2011 to December 2013, President of the Pelton & Crane, KaVo business from 2007 to 2011 and Vice President of Global Operations for the Danaher Motion Platform from 2004 to 2007. Prior to joining Danaher, Mr. Reynal served in various operational and executive roles at Thermo Fisher Scientific and AlliedSignal Corp. (which merged with Honeywell, Inc. to become Honeywell International, Inc. in 1999). Mr. Reynal holds a Bachelor of Science degree in Mechanical Engineering from Georgia Institute of Technology and Master of Science degrees in both Mechanical Engineering and Technology & Policy from Massachusetts Institute of Technology.

Mr. Reynal has 22 years of experience in corporate strategy, new product development, general management processes and operations leadership with companies in the industrial, energy and medical industries.

John Humphrey	55
John Humphrey has been a member of our board of directors since February 2018. In 2017, Mr. Humphrey retired from Roper Technologies, a company that designs and develops software and engineered products and solutions for healthcare, transportation, food, energy, water, education and other niche markets worldwide. At Roper, he served from 2011 to 2017, as Executive Vice President and Chief Financial Officer, and from 2006 to 2011, as Vice President and Chief Financial Officer. Prior to joining Roper, Mr. Humphrey spent 12 years with Honeywell International, Inc. and its predecessor company, AlliedSignal, in a variety of financial leadership positions. Mr. Humphrey’s earlier career included six years with Detroit Diesel Corporation, a manufacturer of heavy-duty engines, in a variety of engineering and manufacturing management positions. He is a member of the Board of Directors of EnPro Industries, Inc. and O-I Glass, Inc. Mr. Humphrey received a B.S. in Industrial Engineering from Purdue University and an M.B.A. from the University of Michigan.

Mr. Humphrey has many years of experience at manufacturing companies, including experience as the chief financial officer and board member of a publicly held company.

		Class II
Name	Age	Principal Occupation and Other Information
Joshua T. Weisenbeck	39
Joshua T. Weisenbeck has been a member of our board of directors since July 2013. Mr. Weisenbeck joined KKR in 2008, and is a Partner at KKR and leads the Industrials investment team. Mr. Weisenbeck is also a member of the Investment Committee and the Portfolio Management Committee within KKR’s Americas Private Equity platform, and a member of the Global Conflicts and Compliance Committee of KKR. He has been actively involved with the investments in Gardner Denver, Capsugel, Capital Safety, Hyperion Materials & Technologies, Minnesota Rubber and Plastics, GeoStabilization International, and Novaria Group, as well as having portfolio company responsibility for BrightView. Prior to joining KKR, Mr. Weisenbeck was with Onex Corporation from 2006 to 2008, focusing on Industrials private equity transactions, including Onex’s investment in Allison Transmission. Prior to Onex, he worked for Lazard from 2004 to 2006. Mr. Weisenbeck currently serves on the boards of directors of Hyperion Materials & Technologies, Minnesota Rubber and Plastics, GeoStabilization International, BrightView, and Novaria Group, and formerly served on the boards of directors of Capsugel and Capital Safety. He holds a Bachelor of Arts with honors, magna cum laude, from Williams College.

Mr. Weisenbeck is a representative appointed by affiliates of KKR, one of our stockholders, and has significant financial, investment and operational experience from his involvement in KKR’s investments in numerous portfolio companies and has played active roles in overseeing those businesses.

		Class III
Name	Age	Principal Occupation and Other Information
Kirk E. Arnold	61
Kirk E. Arnold joined our board of directors upon completion of the Merger (as defined below under “The Board of Directors and Certain Governance Matters―Merger”). She is currently an Executive in Residence at General Catalyst Ventures, where she works with management teams to help scale and drive growth by providing mentorship, operational and strategic support. She was previously chief executive officer of Data Intensity, a cloud based data, applications and analytics managed service provider from 2013 to 2017. Prior to that, Ms. Arnold was chief operating officer of Avid, a technology provider in the media industry, and chief executive officer and president of Keane, Inc., then a publicly traded global services provider. She has also held senior leadership roles at Computer Sciences Corp., Fidelity Investments and IBM. In addition, she was founder and chief executive officer of NerveWire, a management consulting and systems integration provider.

Ms. Arnold currently serves on the boards of directors of Trane Technologies, Thomson Reuters, and Epiphany Technology Acquisition Corp. and formerly served on the board of directors of EnerNoc, Inc. Ms. Arnold received a bachelor’s degree from Dartmouth College.

		Class III
Name	Age	Principal Occupation and Other Information
William P. Donnelly	59
William P. Donnelly has been a member of our board of directors since May 2017. Mr. Donnelly joined Mettler-Toledo International Inc. in 1997 and from 2014 until his retirement in December, 2018, was its Executive Vice President responsible for finance, investor relations, supply chain and information technology. From 1997 to 2002 and from 2004 to 2014, Mr. Donnelly served as Mettler-Toledo’s Chief Financial Officer. From 2002 to 2004, he served as division head of Mettler-Toledo’s product inspection and certain lab businesses. From 1993 to 1997, Mr. Donnelly served in various senior financial roles, including Chief Financial Officer, of Elsag Bailey Process Automation, NV and prior to that, he was an auditor with PricewaterhouseCoopers LLP from 1983 to 1993. Mr. Donnelly received a Bachelor of Science in Business Administration from John Carroll University.

Mr. Donnelly has many years of experience with publicly held company industrial and life science companies, including as chief financial officer and with leadership roles in strategy and operations.

Marc E. Jones	62
Marc E. Jones has been a member of our board of directors since December 2018. Mr. Jones has served as Chief Executive Officer and Chairman of Aeris Communications, Inc., a provider of machine to machine and Internet of Things communications services, since 2008. Before joining Aeris Communications, he served as President and Chief Executive Officer of Visionael Corporation, a network service business software and service provider, from 1998 to 2005, President and Chief Operating Officer of Madge Networks, a supplier of networking hardware, from 1994 to 1998, Senior Vice President, Integrated System Products of Chips and Technologies, Inc., one of the first fabless semiconductor companies, from 1987 to 1993, and Senior Vice President, Corporate Finance of LF Rothschild, Unterberg, Towbin, a merchant and investment banking firm, from 1985 to 1987. Mr. Jones currently serves as Vice Chair of the board of directors of Stanford Health Care. Mr. Jones began his career at the law firm Pillsbury, Madison & Sutro. Mr. Jones currently sits on the Board of Trustees of Stanford University and the Board of Stanford Healthcare. Mr. Jones holds both a Bachelor of Arts in Political Science and a Juris Doctor from Stanford University.

Mr. Jones has held senior leadership roles, including chief executive officer, at several technology companies and also has experience in senior financial leadership roles and a background in law.

OWNERSHIP OF SECURITIES
The following table and accompanying footnotes set forth information regarding the beneficial ownership of our common stock as of March 24, 2021 by: (1) each person known to us to beneficially own more than 5% of our common stock, (2) each of the named executive officers, (3) each of our directors and (4) all of our directors and executive officers as a group.
As of March 24, 2021, there were 420,454,910 shares of our common stock outstanding.
Name of beneficial owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Beneficial Owners of More than 5%
Investment funds affiliated with KKR(1)	44,788,635	10.65%
The Vanguard Group(2)	38,458,091	9.15%
T. Rowe Price(3)	66,051,081	15.71%
Wellington Management Group(4)	27,373,739	6.51%
BlackRock, Inc.(5)	22,337,297	5.31%
Directors and Named Executive Officers:
Vicente Reynal(6)(7)	1,834,316	*
Vikram Kini(6)	217,092	*
Emily A. Weaver(6)	—	—
Andrew Schiesl(6)	139,274	*
Enrique Miñarro Viseras(6)	137,337	*
Michael A. Weatherred(6)	28,599	*
Peter M. Stavros(8)	—	—
Kirk E. Arnold	7,124	*
Elizabeth Centoni	10,918	*
William P. Donnelly(6)	98,359	*
Gary D. Forsee	30,578	*
John Humphrey	14,817	*
Marc E. Jones	10,918	*
Joshua T. Weisenbeck(8)	—	—
Tony L. White	30,099	*
All directors and executive officers as a group (19 persons)(6)	2,887,528.43	*
*	Less than 1 percent
(1)
Includes 44,788,635 shares directly owned by KKR Renaissance Aggregator L.P. KKR Renaissance Aggregator GP LLC, as the general partner of KKR Renaissance Aggregator L.P., KKR North America Fund XI L.P., as the sole member of KKR Renaissance Aggregator GP LLC, KKR Associates North America XI L.P., as the general partner of KKR North America Fund XI L.P., KKR North America XI Limited, as the general partner of KKR Associates North America XI L.P., KKR Fund Holdings L.P., as the sole shareholder of KKR North America XI Limited, KKR Fund Holdings GP Limited, as a general partner of KKR Fund Holdings L.P., KKR Group Holdings L.P., as the sole shareholder of KKR Fund Holdings GP Limited and a general partner of KKR Fund Holdings L.P., KKR Group Limited, as the general partner of KKR Group Holdings L.P., KKR & Co. L.P., as the sole shareholder of KKR Group Limited, KKR Management LLC, as the general partner of KKR & Co. L.P., and Messrs. Henry R. Kravis and George R. Roberts, as the designated members of KKR Management LLC may be deemed to be the beneficial owners having shared voting and investment power with respect to the shares described in this footnote. The principal business address of each of the entities and persons identified in this paragraph, except Mr. Roberts, is c/o Kohlberg Kravis Roberts & Co. L.P., 30 Hudson Yards, New York, NY 10001. The principal business address for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(2)
Beneficial ownership information is based on information contained in the Schedule 13G/A filed on February 10, 2021 on behalf of The Vanguard Group and its subsidiaries, Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia, Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited and Vanguard Investments UK, Limited. According to the schedule, included in the shares of our common stock listed above as beneficially owned by The Vanguard Group are 0 shares over which The Vanguard Group has sole voting power, 565,030 shares over which The Vanguard Group has shared voting power, 37,094,025 shares over which The Vanguard Group has sole dispositive power and 1,364,066 shares over which The Vanguard Group has shared dispositive power. The address of the principal business office of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(3)
Beneficial ownership information is based on information contained in the Schedule 13G/A filed on February 16, 2021 on behalf of T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Mid-Cap Growth Fund, Inc. (“Price Growth Fund”). According to the schedule, included in the shares of our common stock listed above as beneficially owned by T. Rowe Price, are 24,256,601 shares over which Price Associates has sole voting power, 66,051,081 shares over which Price Associates has sole dispositive power and 14,000,000 shares over with Price Growth Fund has sole voting power. According to the schedule, Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. According to the schedule, except as may be indicated if the filing is a joint filing with one of the registered investment companies sponsored by Price Associates which it also serves as an investment adviser not more than 5% of the class of such securities is owned by any one client subject to the investment advice of Price Associates. The principal business address of each of Price Associates and Price Growth Fund is 100 E. Pratt Street, Baltimore, MD 21202.
(4)
Beneficial ownership information is based on information contained in the Schedule 13G filed on February 4, 2021 on behalf of Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors LLP and Wellington Management Company LLP. According to the schedule each of Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors LLP has shared voting power over 23,541,432 shares and shared dispositive power over 27,373,739 shares and Wellington Management Company LLP has shared voting power over 21,303,325 shares and shared dispositive power over 23,641,813 shares. According to the schedule, the securities as to which the schedule is filed by Wellington Management Group LLP, as parent holding company of certain holding companies and the Wellington Investment Advisers, are owned of record by clients of one or more of the investment advisers identified in the schedule (the “Wellington Investment Advisers”). Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP. The principal business address of each of Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors LLP and Wellington Management Company LLP is c/o Wellington Management Company LLP, 280 Congress St., Boston, MA 02210.

(5)
Beneficial ownership information is based on information contained in the Schedule 13G filed on February 2, 2021 by BlackRock, Inc. in which BlackRock, Inc. reported that it has sole voting power over 19,620,726 shares and sole dispositive power over 22,337,297 shares held by BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited and BlackRock Fund Managers Ltd. The principal business address of BlackRock, Inc. is 55 East 52nd St., New York, NY 10055.

(6)
The number of shares reported includes shares covered by options that are exercisable within 60 days and RSUs that vest within 60 days as follows: Mr. Reynal, 1,536,351; Mr. Kini, 203,074; Mr. Schiesl, 36,413; Mr. Miñarro Viseras, 120,750; Mr. Weatherred, 21,697; Mr. Donnelly, 44,799; all directors and executive officers as a group, 2,233,029. The number of shares reported for all directors and executive officers as a group includes 9,072.43 shares of common stock held through a 401(k) plan.

(7)
The number of shares reported includes 75,000 shares held in a trust for the benefit of Mr. Reynal’s descendants, 153,230 shares held in a trust for the benefit of Mr. Reynal and his spouse and 22,500 shares held in a trust for the benefit of Mr. Reynal’s spouse and descendants.

(8)	The principal business address of each of Messrs. Stavros and Weisenbeck is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the 1934 Act requires the Company’s Directors and certain officers, as well as persons who beneficially own more than 10% of the outstanding shares of Common Stock, to file reports regarding their initial stock ownership and subsequent changes to their ownership with the SEC.
Based solely on a review of the reports filed for fiscal year 2020 and the period through the date hereof and related written representations and except as previously reported, we believe that all Section 16(a) reports were filed on a timely basis, except as follows: a late filing of a Form 4 to report the exercise of stock options and sale of the resulting shares by Enrique Miñarro Viseras in 2020 and the late filing of Form 4s to report the vesting of previously-granted performance-vesting stock options by Vikram Kini, Enrique Miñarro Viseras and Michael Scheske in 2021, in each case due to administrative oversight; holdings in an Executive Deferred Compensation Plan originally under-reported on a Form 4 by Todd D. Wyman and holdings in a Supplemental Savings Plan originally under-reported on a Form 4 by J. Craig Mundy, in each case filed in connection with the Merger in 2020; and the late filing of a Form 4 by Kirk A. Arnold in 2021 due to a change in EDGAR codes.

TRANSACTIONS WITH RELATED PERSONS
Arrangements with Our Executive Officers, Directors and Advisors
We have entered into letter agreements with certain members of management, including each of our executive officers, and our directors and certain advisors, pursuant to which such individuals agreed to invest in our stock and/or through the purchase of our shares with cash. In addition, prior to or at the time of our initial public offering, our Board of Directors granted options to purchase shares of our common stock to certain members of management and key employees, including to our executive officers. In connection with the grants of new options described above, the participating members of our management, including our executive officers, were required to enter into a Management Stockholder’s Agreement as well as a stock option agreement, as applicable.
Below is a brief summary of the principal terms of the Management Stockholder’s Agreements, the Director Stockholder’s Agreements and the Advisor Stockholder’s Agreements, which are qualified in their entirety by reference to the agreements themselves, forms of which are filed as exhibits to our Annual Report on Form 10-K.
Management, Director and Advisor Stockholder’s Agreements
The Management Stockholder’s Agreements imposed significant restrictions on transfers of shares of our common stock. Generally, shares held by our management were nontransferable by any means at any time prior to the earlier of (i) the occurrence of a Change in Control (as defined in the Management Stockholder’s Agreements) or (ii) the later to occur of (a) the fifth anniversary of the execution of the applicable Management Stockholder’s Agreement or (b) the consummation of an Initial Public Offering (as defined in the Management Stockholder’s Agreements). These transfer restrictions were subject to certain exceptions, including transfers approved by our Board of Directors; transfers upon the death or Disability (as defined in the Management Stockholder’s Agreements) of the holder; transfers to immediate family members or estate planning vehicles, provided such transferees become party to the applicable Management Stockholder’s Agreement; or repurchases of such shares by the Company.
Additionally, management stockholders have limited “piggyback” registration rights with respect to certain registered offerings conducted by the Company. The maximum number of shares of common stock which a management stockholder may register is generally proportionate with the percentage of common stock being sold by certain affiliates of KKR (relative to their holdings thereof). The Management Stockholder’s Agreements also contain certain lock-up provisions in the event that any shares are offered to the public pursuant to an effective registration statement under the Securities Act.
The Director Stockholder’s Agreements and Advisor Stockholder’s Agreements are substantially similar to the Management Stockholder’s Agreements. In addition to certain exceptions to transfer restrictions related to piggyback rights available to Management Stockholders, the Director and Advisor Stockholder’s Agreements further provide that in lieu of piggyback registration rights in connection with a public offering in which such piggyback rights would otherwise be available, the Board of Directors may waive transfer restrictions with respect to the number of shares that would have been subject to such piggyback rights.
Arrangements with KKR
Stockholders Agreement
In connection with our initial public offering, we entered into a stockholders agreement with certain affiliates of KKR, which stockholders agreement was subsequently amended on April 30, 2019, in connection with the Merger. This agreement, as amended, grants affiliates of KKR the right to nominate to our Board of Directors a number of designees equal to: (i) 14% of the total number of directors so long as affiliates of KKR beneficially own 10% or more of the outstanding shares of our common stock and (ii) 10% of the total number of directors so long as affiliates of KKR beneficially own 5% or more, but less than 10%, of the outstanding shares of our common stock, in each case, rounded up to the nearest whole number of directors. Affiliates of KKR also agreed to certain covenants with respect to acquisitions of our common stock following the effective time of the Merger.

Registration Rights Agreement
In connection with our acquisition by KKR on July 30, 2013 (the “KKR Transaction”), certain affiliates of KKR entered into a registration rights agreement with us. In connection with the completion of our initial public offering, we and KKR entered into an amended and restated registration rights agreement. The amended and restated registration rights agreement grants such affiliates of KKR the right to cause us to register shares of our common stock held by it under the Securities Act and, if requested, to use our reasonable best efforts (if we are not eligible to use an automatic shelf registration statement at the time of filing) to maintain a shelf registration statement effective with respect to such shares. Certain affiliates of KKR are also entitled to participate on a pro rata basis in any registration of our common stock under the Securities Act that we may undertake. The amended and restated registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify certain affiliates of KKR and members of management participating in any offering against certain liabilities, which may arise under the Securities Act, the Exchange Act, any state securities law or any rule or regulation thereunder applicable to us.
Indemnification Agreement
In connection with the KKR Transaction, we also entered into a separate indemnification agreement with KKR and certain of its affiliates, which provides customary exculpation and indemnification provisions in favor of KKR and such affiliates in connection with the services provided to us under monitoring, transaction fee and syndication fee agreements we entered into with KKR or otherwise.
Relationship with KKR Capstone Americas LLC
We have utilized and may continue to utilize KKR Capstone Americas LLC and/or its affiliates (“KKR Capstone”), a consulting company that works exclusively with KKR’s portfolio companies, for consulting services, and have paid to KKR Capstone related fees and expenses. KKR Capstone is not a subsidiary or affiliate of KKR. KKR Capstone operates under several consulting agreements with KKR and uses the “KKR” name under license from KKR.
Relationship with KKR Credit
Since 2014, investment funds or accounts managed or advised by the global credit business of KKR (“KKR Credit”) were participating lenders under our existing credit agreements and holders of notes issued by us, and as of December 31, 2020, had received in aggregate principal payments of approximately $2.3 million and interest payments of approximately $9.1 million (in each case, converted from Euros to U.S. dollars at an exchange rate of 1.1409, which was the average monthly translation rate for 2020). As of December 31, 2020, investment funds or accounts managed or advised by KKR Credit held a position in the Company’s Euro Term Loan Facility of €43.3 million and in the Company’s Dollar Term Loan B of $39.7 million.
In addition, during the year ended December 31, 2020, certain affiliates of KKR served as commitment parties and lead arranger in connection with certain of our financing transactions for which they received fees of approximately $7.5 million.

Policies and Procedures for Related Person Transactions
Our Board of Directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person transaction policy.” Our related person transaction policy requires that (a) any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) be approved or ratified by an approving body comprised of the disinterested members of our Board of Directors or any committee of the Board of Directors (provided that a majority of the members of the Board of Directors or such committee, respectively, are disinterested) and (b) any employment relationship or transaction involving an executive officer and any related compensation be approved by the Compensation Committee of the Board of Directors or recommended by the Compensation Committee to the Board of Directors for its approval. In connection with the review and approval or ratification of a related person transaction:
•
management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•
management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•
management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our applicable filings under the Securities Act or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such Acts and related rules; and

•
management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent” or “non-employee” director, as applicable, under the rules and regulations of the SEC and the NYSE.

STOCKHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING
If any stockholder wishes to propose a matter for consideration at our 2022 Annual Meeting of Stockholders, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary, Ingersoll Rand Inc., 800-A Beaty Street, Davidson, North Carolina 28036. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2022 Annual Meeting Proxy Statement and form of proxy, a proposal must be received by our Corporate Secretary on or before December  , 2021. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.
In addition, our Bylaws permit stockholders to nominate directors and present other business for consideration at our Annual Meeting of Stockholders. To make a director nomination or present other business for consideration at the Annual Meeting of Stockholders to be held in 2022, you must submit a timely notice in accordance with the procedures described in our Bylaws. To be timely, a stockholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of our Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our Annual Meeting to be held in 2022, such a proposal must be received on or after February 16, 2022, but not later than March 18, 2022. In the event that the date of the Annual Meeting of Stockholders to be held in 2022 is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, such notice by the stockholder must be so received no earlier than 120 days prior to the Annual Meeting of Stockholders to be held in 2022 and not later than the later of the 90th day prior to such Annual Meeting of Stockholders to be held in 2022 or ten (10) calendar days following the day on which public announcement of the date of such Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our Bylaws. The proxy solicited by the Board for the 2022 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals which are considered untimely.

OTHER BUSINESS
The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.
By Order of the Board of Directors,

Andrew Schiesl
Corporate Secretary
We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.irco.com) and click on “Financials―SEC Filings” under the “Investors” heading.
Copies of our Annual Report on Form 10-K for the year ended December 31, 2020, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:
Corporate Secretary
Ingersoll Rand Inc.
800-A Beaty Street
Davidson, North Carolina 28036

APPENDIX A
ARTICLE VI

BOARD OF DIRECTORS
A. Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors. ~~The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the date the Common Stock is first publicly traded (the “IPO Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the IPO Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the IPO Date. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Subject to the terms of the Stockholders Agreement (as defined below), any such director~~ Each director shall be elected at the annual meeting of stockholders and shall hold office until the following
 annual meeting ~~at which his or her term expires~~
of
stockholders
 and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. ~~The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class.~~
B. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding or the rights granted pursuant to the Stockholders Agreement, dated as of May 17, 2017, by and among the Corporation and certain affiliates of Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates and subsidiaries and its and their successors and assigns (other than the Corporation and its subsidiaries), collectively, “KKR”) (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors ~~(whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by a majority of the directors then in office, although less than a quorum, by a sole remaining director or by the stockholders; provided, however, that at any time when KKR beneficially owns, in the aggregate, less than 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors~~ shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election ~~of the class for which such director shall have been chosen~~ and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.
C. Subject to rights granted to KKR under the Stockholders Agreement, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting as a single class; provided, however, that at any time when KKR beneficially owns, in the aggregate, less than 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any such director or all such directors may be removed ~~only for~~ at any
A-1

time either with or without cause and only by the affirmative vote of the holders of at least 66 2∕3% in voting power of all the ~~then-~~ then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class. For the purposes of this Restated Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
A-2

APPENDIX B
ARTICLE V

AMENDMENT OF THE ~~CERTIFICATE OF INCORPORATION AND~~ BYLAWS
~~A. Notwithstanding anything contained in this Second Amended and Restated Certificate of Incorporation to the contrary, at any time when KKR (as defined below) beneficially owns, in the aggregate, less than 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote required by applicable law, the following provisions in this Second Amended and Restated Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 662∕3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: this Article V, Article VI, Article VII, Article VIII, Article IX and Article X. For the purposes of this Second Amended and Restated Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).~~

APPENDIX C
~~B.~~  The Board of Directors is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Second Amended and Restated Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, ~~at any time when KKR (as defined below) beneficially owns, in the aggregate, less than 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors,~~ in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least ~~662∕3%~~a majority in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.
C-1

PRELIMINARY COPY — SUBJECT TO COMPLETION DATED APRIL 6, 2021

*INGERSOLL RAND INC.*
*800-A BEATY STREET*
*DAVIDSON, NC 28036*

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 15, 2021 for shares held directly and by 11:59 P.M. Eastern Time on June 11, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*To attend the Meeting* - Go to **www.virtualshareholdermeeting.com/IR2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 15, 2021 for shares held directly and by 11:59 P.M. Eastern Time on June 11, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D45398-P54297-Z79625

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**INGERSOLL RAND INC.**

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 6a. If Proposal No. 1 is approved, to elect the 10 director nominees, to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified. | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**Nominees:**

01) Peter M. Stavros
02) Kirk E. Arnold
03) Elizabeth Centoni
04) William P. Donnelly
05) Gary D. Forsee
06) John Humphrey
07) Marc E. Jones
08) Vicente Reynal
09) Joshua T. Weisenbeck
10) Tony L. White

**Nominees:**

11) Peter M. Stavros
12) Elizabeth Centoni
13) Gary D. Forsee
14) Tony L. White

**The Board of Directors recommends you vote FOR the following proposals:**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

D45399-P54297-Z79625

# INGERSOLL RAND INC.
## Annual Meeting of Stockholders
## June 16, 2021 2:00 p.m. EDT
## This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Vicente Reynal, Vikram Kini and Andrew Schiesl, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of INGERSOLL RAND INC. held of record by the undersigned at the close of business on April 20, 2021 that the undersigned is/are entitled to vote if personally present at the Annual Meeting of Stockholders to be held on June 16, 2021 at 2:00 p.m. EDT at www.virtualshareholdermeeting.com/IR2021 and at any adjournment or postponement thereof, and further authorize(s) such proxies to vote such shares in their discretion upon such other business as may properly come before the Annual Meeting of Stockholders and any adjournment or postponement thereof. The undersigned hereby acknowledge(s) receipt of the Proxy Statement and/or Notice of Internet Availability. The undersigned hereby revoke(s) all proxies heretofore given by the undersigned to vote at the Annual Meeting of Stockholders and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR Proposals 1, 2, 3, 4 and 5 and FOR each of the director nominees listed on the reverse side. It will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting of Stockholders.**

If you are a participant in the Ingersoll Rand Retirement Savings Plan, Trane Technologies Employee Savings Plan, Trane Technologies Employee Savings Plan for Bargained Employees, Trane Technologies Retirement Savings Plan for Participating Affiliates in Puerto Rico and/or Trane 401(k) & Thrift Plan (collectively, the "Plans"), this proxy card constitutes your instructions to Fidelity Management Trust Company, the Plans' trustee (the "Trustee"), as to how to vote the shares of Common stock of Ingersoll Rand Inc. in your plan accounts. The Trustee will vote the shares for which they do not receive instructions in the same proportion that they vote shares for which they received timely instructions, unless the Trustee determines that to do so would be contrary to law.

**Continued and to be signed on reverse side**